Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-234547

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated November 6, 2019)

$1,300,000,000

Albemarle Corporation

Common Stock

We are offering $1,300,000,000 of shares of our common stock, par value $0.01 per share (our “common stock”).

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “ALB.” On February 1, 2021, the last reported sale price of our common stock on the NYSE was $166.37 per share.

Investing in our common stock involves risks. You should carefully consider all the information contained or incorporated by reference in this prospectus supplement prior to investing in our common stock. In particular, we urge you to carefully consider the information set forth in the section titled “Risk Factors” beginning on page S-10 of this prospectus supplement and in “Item 1A—Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2019, as amended by our Annual Report on Form 10-K/A filed on April 15, 2020, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 for a description of certain risks you should consider before investing in our common stock.

	Per Share	Total
Public Offering Price(1)	$	$
Underwriting Discount(1)(2)	$	$
Proceeds to the Company (before expenses)(1)	$	$

(1)	Assumes no exercise of the underwriters’ option to purchase additional shares described below.
(2)	See “Underwriting” for a description of compensation payable to the underwriters.

We have granted the underwriters an option exercisable within a 30-day period beginning on, and including, the date of this prospectus supplement, to purchase up to $195,000,000 of additional shares of our common stock from us at the public offering price, less the underwriting discounts and commissions. See “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about             , 2021.

Book-Running Managers

J.P. Morgan			BofA Securities
HSBC	Mizuho Securities	MUFG	SMBC Nikko

The date of this prospectus supplement is             , 2021.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement, the accompanying prospectus and any free writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized any person to provide any information or represent anything about us other than what is contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. None of the information on our websites referred to in this prospectus supplement or accompanying prospectus is incorporated by reference herein. We do not, and the underwriters and their affiliates and agents do not, take any responsibility for, and can provide no assurance as to the reliability of, information that others may provide you. We are not, and the underwriters and their affiliates and agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement relates to a prospectus which is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in the accompanying prospectus from time to time. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. Please carefully read both this prospectus supplement and the accompanying prospectus in addition to the information described in the section of the accompanying prospectus entitled “Where You Can Find More Information.”

The registration statement that contains the accompanying prospectus (including the exhibits filed with and incorporated by reference in the registration statement) contains additional information about us and the shares of common stock offered under this prospectus supplement. That registration statement can be read at the SEC’s website mentioned under the section of the accompanying prospectus entitled “Where You Can Find More Information.”

Unless the context otherwise requires, in this prospectus supplement and the accompanying prospectus, the terms “Albemarle,” the “Company,” “we,” “our” or “us” refer to Albemarle Corporation and its consolidated subsidiaries.

ii

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. Before making an investment decision, you should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the section under the heading “Risk Factors” herein and in the documents incorporated by reference, before investing in our common stock.

The Company

We are a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals that are designed to meet our customers’ needs across a diverse range of end markets. We believe our purpose is making the world safe and sustainable by powering the potential of people. The end markets we serve include energy storage, petroleum refining, consumer electronics, construction, automotive, lubricants, pharmaceuticals, crop protection and custom chemistry services. We believe that our commercial and geographic diversity, technical expertise, innovative capability, flexible, low-cost global manufacturing base, experienced management team and strategic focus on our core base technologies will enable us to maintain leading positions in those areas of the specialty chemicals industry in which we operate. For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference in this prospectus supplement and accompanying prospectus, as listed under the heading “Incorporation of Documents by Reference.”

Our common stock is listed on the NYSE under the symbol “ALB.” Albemarle Corporation was incorporated in Virginia in 1993. Albemarle’s principal executive offices are located at 4250 Congress Street, Suite 900, Charlotte, North Carolina 28209 and our telephone number is (980) 299-5700. Albemarle’s website is www.albemarle.com. The information contained on or accessible through our website neither constitutes part of this prospectus supplement nor is incorporated by reference herein.

Recent Developments

Preliminary Estimated Financial Results for the Quarter Ended December 31, 2020

We expect net sales of between $870 million and $880 million, down 11% to 12% from the three months ended December 31, 2019, but above prior outlook. We expect net income in the range of $77 million to $87 million, down 3% to 15% from the three months ended December 31, 2019; $0.73 to $0.81 per diluted share. We expect adjusted diluted EPS of between $1.11 and $1.19, excluding an after-tax $40 million mark-to-market actuary loss due to lower discount rates. Our Adjusted EBITDA is expected to be between $213 million and $223 million, down 24% to 28% from the three months ended December 31, 2019, but above prior outlook.

The information in this subsection is preliminary and unaudited and reflects our estimated financial results for the three months and year ended December 31, 2020. In preparing this information, management made a number of complex and subjective judgments and estimates about the appropriateness of certain reported amounts and disclosures. Our actual financial results for the three months and year ended December 31, 2020, have not yet been finalized by management and remain subject to the completion of management’s final review and our other closing procedures, as well as the completion of the audit of our annual financial statements. These preliminary estimated results do not represent a comprehensive statement of all financial results for the three months and year ended December 31, 2020. We are required to consider all available information through the finalization of our financial statements and their possible impact on our financial conditions and results of operations for the period, including the impact of such information on the complex judgments and estimates referred to herein. The preliminary estimates herein are based solely on information available to us as of the date of this prospectus supplement, and subsequent information or events may lead to material differences between these preliminary estimated financial results and the results of operations described in our subsequent SEC reports.

The preliminary estimated financial results included in this prospectus supplement have been prepared by, and are the responsibility of, our management. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary estimated financial results. Accordingly, PricewaterhouseCoopers LLP does not express an opinion on or any other form of assurance with respect thereto. For a discussion of certain factors that could result in differences between the preliminary estimated unaudited financial results reported herein and the actual results, see “Forward-Looking Statements” and “Risk Factors” in this prospectus supplement and “Item 1A—Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2019, as amended by our Annual Report on Form 10-K/A filed on April 15, 2020, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020. Accordingly, you should not place undue reliance on these preliminary estimated financial results.

Outlook

Albemarle anticipates that its full-year 2021 performance will improve relative to 2020 with continued economic recovery following the COVID-19 pandemic. We expect our Lithium business to experience lower pricing, offset by higher volumes. Higher Lithium costs related to project start-ups are expected to be partially offset by efficiency improvements. Bromine results are expected to be up on higher volumes with on-going savings initiatives expected to offset inflation. Our Catalysts business continues to recover from the very low levels seen in full-year 2020 but is expected to remain well below pre-COVID levels assuming a slow recovery of refining capacity utilization and margins. Finally, capital expenditures are expected to be approximately flat year-over-year, but above previous expectations, as we accelerate Lithium growth with additional conversion capacity projects.

Fourth Quarter and Full-Year Results

	Three Months Ended December 31,		Year Ended December 31,
In millions, except per share amounts	2020	2019	2020	2019
Net sales	$870 - $880	$992.6	$3,120 - $3,130	$3,589.4
Net income attributable to Albemarle Corporation(a)	$77 - $87	$90.4	$368 - $378	$533.2
Adjusted EBITDA(b)	$213 - $223	$294.7	$811 - $821	$1,036.8
Diluted earnings per share	$0.73 - $0.81	$0.85	$3.46 - $3.54	$5.02
Adjusted diluted earnings per share(b)	$1.11 - $1.19	$1.73	$4.06 - $4.14	$6.04

(a)

Fourth-quarter and full-year 2020 net income includes an after-tax $40 million mark-to-market actuary loss due to lower discount rates; fourth-quarter and full-year 2019 net income includes an expense of $64.8 million resulting from estimated stamp duties levied on assets purchased related to the Wodgina Project.

(b)	See Non-GAAP Reconciliations for further details.

Consolidated Summary of Segment Results

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net sales:
Lithium	$356 - $359	$411.1	$1,142 - $1,145	$1,358.2
Bromine Specialties	$260 - $263	243.5	$962 - $965	1,004.2
Catalysts	$194 - $196	282.5	$796 - $798	1,061.8
All Other	$60 - $62	55.4	$220 - $222	165.2

Total net sales	$870 - $880	$992.6	$3,120 - $3,130	$3,589.4

See accompanying non-GAAP reconciliations below.

Non-GAAP Reconciliations

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share and adjusted EBITDA are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance. The Company’s chief operating decision maker uses these measures to assess the ongoing performance of the Company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found below. The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the Company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the Company’s results calculated in accordance with GAAP.

See below for a reconciliation of adjusted net income attributable to Albemarle Corporation to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and other postretirement benefit (“OPEB”) items as listed below.

	Three Months Ended December 31,		Year Ended December 31,
In millions, except per share amounts	2020	2019	2020	2019
Net income attributable to Albemarle Corporation	$77 - $87	$90.4	$368 - $378	$533.2

Add back:
Non-operating pension and OPEB items (net of tax)	37.6	20.5	30.7	18.6
Non-recurring and other unusual items (net of tax)	3.2	73.4	32.9	90.7

Adjusted net income attributable to Albemarle Corporation	$118 - $128	$184.3	$432 - $442	$642.5

Adjusted diluted earnings per share	$1.11 - $1.19	$1.73	$4.06 - $4.14	$6.04

Weighted-average common shares outstanding – diluted	107,312	106,314	106,808	106,321

See below for a reconciliation of adjusted EBITDA, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP (in millions). Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted on a consistent basis for certain non-recurring or unusual items in a balanced manner. A description of the non-recurring and other unusual items can be found below the reconciliation table.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income attributable to Albemarle Corporation	$77 - $87	$90.4	$368 - $378	$533.2
Depreciation and amortization	61.8	56.8	232.0	213.5
Non-recurring and other unusual items:
Restructuring and other(a)	8.6	0.6	19.6	5.9
Acquisition and integration related costs(b)	2.9	6.3	17.3	20.7
Gain on sale of property(c)	—	(3.3)	—	(14.4)
Stamp duty(d)	—	64.8	—	64.8
Windfield tax settlement(e)	—	17.3	—	17.3
Other(f)	4.8	15.7	5.9	23.0
Interest and financing expenses(g)	19.2	22.4	73.1	57.7
Income tax (benefit) expense(h)	(10.1)	(5.1)	54.4	88.2
Non-operating pension and OPEB items(i)	49.4	28.8	40.7	27.0

Adjusted EBITDA	$213 - $223	$294.7	$811 - $821	$1,036.8

(a)

In 2020, we expect to record severance expenses as part of business reorganization plans, impacting each of our businesses and Corporate, primarily in the U.S., Belgium, Germany and with our Jordanian joint venture partner. During the three months and year ended December 31, 2019, severance expenses were recorded as part of a business reorganization plan primarily in Catalysts, Lithium and Corporate. The balance of unpaid severance is primarily expected to be paid through 2021.

(b)	Costs related to the acquisition, integration and potential divestitures for various significant projects.

(c)

Gain recorded in the three months and year ended December 31, 2019 related to the release of liabilities as part of the sale of a property. In addition, during the year ended December 31, 2019 we recorded a gain related to the sale of land in Pasadena, Texas not used as part of our operations.

(d)	Loss resulting from stamp duties levied on assets purchased related to the Wodgina Project recorded during the three months and year ended December 31, 2019.

(e)

Representing our 49% share of a tax settlement between our Windfield joint venture and an Australian taxing authority recorded during the three months and year ended December 31, 2019. This adjustment is offset by a discrete tax benefit from a competent tax authority agreement. See below for a discussion of discrete tax items.

(f)	Other adjustments for 2020 primarily relate to:
•	Gain related to the sale of our ownership percentage in the Saudi Organometallic Chemicals Company LLC (“SOCC”) joint venture
•	Losses resulting from the adjustment of indemnifications related to previously disposed businesses
•	Net expense primarily relating to the increase of environmental reserves at non-operating businesses we have previously divested

•	Net gain primarily relating to the sale of intangible assets in our Bromine business and property in Germany not used as part of our operation
•	Net gain resulting from the settlement of legal matters related to a business sold or a site in the process of being sold
•	Shortfall contributions for our multiemployer plan financial improvement plan
•	Expense related to a legal matter as part of a prior acquisition in our Lithium business

Other adjustments for 2019 primarily relate to:

•	Net loss primarily resulting from the adjustment of indemnifications and other liabilities related to previously disposed businesses or purchase accounting
•	Asset retirement obligation charges related to the update of an estimate at a site formerly owned by Albemarle
•	Non-operating pension costs from our 50% interest in Jordan Bromine Company Limited (“JBC”)
•	Shortfall contributions for our multiemployer pension plan financial improvement plan
•	Settlement of terminated agreements, primarily in the Catalysts segment
•	Settlement of an ongoing audit in the Lithium segment

(g)

Included in Interest and financing expenses for the three months and year ended December 31, 2019 is a loss on early extinguishment of debt of $4.8 million related to tender premiums, fees, unamortized discounts and unamortized deferred financing costs from the redemption of the 4.50% senior notes due in 2020.

(h)

Included in Income tax (benefit) expense for the three months and year ended December 31, 2020 are discrete net tax benefits of $13.9 million and $4.3 million, respectively. The net benefit for the three months and year is primarily related to benefits for uncertain tax positions for statute of limitation expirations, excess tax benefits from stock-based compensation arrangements, and return to accrual adjustments.

Included in Income tax (benefit) expense for the three months and year ended December 31, 2019 are discrete net tax benefits of $29.8 million and $27.4 million, respectively. This net benefit is primarily related to benefits for uncertain tax positions primarily related to seeking treaty relief from the competent authority to prevent double taxation, and state rate changes.

(i)

Non-operating pension and OPEB items, consist of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets. We believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other (expenses) income, net. During the three months and year ended December 31, 2020, we expect to record a pre-tax mark-to-market actuarial loss of $52.3 million due to lower discount rates. During the three months and year ended December 31, 2019, we recorded a pre-tax mark-to-market actuarial loss of $29.3 million due to lower discount rates.

Amended and Restated Agreement to Syndicated Facility Agreement

On December 15, 2020, we and Albemarle Finance Company B.V. (“AFC”), Albemarle New Holding GmbH (“ANH”), and Albemarle Wodgina Pty Ltd (“Wodgina”), entered into an amendment and restatement agreement (the “A&R Agreement”) to that certain Syndicated Facility Agreement, dated as of August 14, 2019 (the “Existing Credit Facility”), among the Company, AFC, ANH, Wodgina, the several banks and other financial institutions as may from time to time become parties thereto (collectively, the “Lenders”), JPMorgan Chase Bank N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A. and BofA Securities, Inc., as joint lead arrangers.

The primary purposes of the A&R Agreement were to (a) extend the final maturity date of the existing loans that were made to ANH under the Existing Credit Facility (the “Existing Loans”) from April 19, 2021 to April 19, 2023, (b) change the applicable margin for the Existing Loans, (c) provide for an additional term loan commitment by the Lenders to the Company and (d) remove AFC and Wodgina as borrowers under the Existing Credit Facility.

The Offering

Issuer	Albemarle Corporation

Common stock offered	shares of common stock (or shares of common stock if the underwriters’ option to purchase additional shares is exercised in full).

Number of shares outstanding immediately after this offering	shares of common stock (or shares of common stock if the underwriters’ option to purchase additional shares is exercised in full).(1)

Number of shares to be outstanding after this offering	shares of common stock (or shares of common stock if the underwriters’ option to purchase additional shares is exercised in full).(2)

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $             million (or approximately $             million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriters’ discounts and commissions and estimated offering expenses.

We intend to use the net proceeds of this offering primarily to fund growth capital expenditures, such as the construction and expansion of lithium operations in Australia, Chile and Silver Peak, Nevada, and opportunities in China. We also intend to use the net proceeds for debt repayment in the short-term and other general corporate purposes.

NYSE symbol for our common stock	ALB

Transfer agent and registrar	The transfer agent and registrar for our common stock is EQ Shareowner Services.

Payment and settlement	The shares are expected to be delivered against payment on or about February , 2021. The shares will be registered in the name of a nominee of The Depository Trust Company (“DTC”) in New York, New York. In general, beneficial ownership interests in the shares will be shown on, and transfers of these beneficial ownership interests will be effected only through, records maintained by DTC and its direct and indirect participants.

Risk Factors	Investing in our common stock involves risks. You should carefully consider all the information contained or incorporated by reference in this prospectus supplement prior to investing in our common stock. In particular, we urge you to carefully consider the information set forth in the section titled “Risk Factors” beginning on page S-10 of this prospectus supplement and in “Item 1A—Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2019, as amended by our Annual Report on Form 10-K/A filed on April 15, 2020, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 for a description of certain risks you should consider before investing in our common stock.

(1)	Based on 106,860,887 shares of common stock outstanding as of February 1, 2021.
(2)

The number of shares of common stock to be outstanding upon the completion of the sale of common stock by us in this offering is based on 106,860,887 shares of common stock outstanding as of February 1, 2021. Excludes 1,147,724 shares of common stock reserved for issuance upon exercise of outstanding stock options or settlement of restricted stock units.

Summary Consolidated Financial Data

The summary consolidated financial data set forth below for the fiscal years ended December 31, 2019, 2018 and 2017 and the consolidated balance sheet data as of December 31, 2019 have been derived from our audited consolidated financial statements incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2019, as amended by the Company’s Annual Report on Form 10-K/A, filed on April 15, 2020. The summary consolidated financial data for the nine months ended September 30, 2020 and 2019 have been derived from our unaudited financial statements incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. Our interim unaudited results of operations are not necessarily indicative of results that may be expected for any other interim period or for the full year, and the results of any historical period are not necessarily indicative of our future results.

This financial data set forth below should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2019 as amended by the Company’s Annual Report on Form 10-K/A, filed on April 15, 2020, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 each of which is incorporated herein by reference.

Selected financial data	Year ended December 31,			Nine months ended September 30,
	2019(a)	2018	2017(b)	2020	2019
	(In thousands, except percentages and per share amounts)
NET SALES	$3,589,427	$3,374,950	$3,071,976	$2,249,762	$2,596,863
Cost of goods sold	2,331,649	2,157,694	1,965,700	1,520,329	1,677,596

GROSS PROFIT	1,257,778	1,217,256	1,106,276	729,433	919,267
GROSS PROFIT MARGIN	35.0%	36.1%	36.0%	32.4%	35.4%
Selling, general and administrative expense	533,368	446,090	450,286	304,918	348,205
Research and development expenses	58,287	70,054	84,330	43,839	44,024
Gain on sales of businesses, net(c)	—	(210,428)	—	—	—

OPERATING PROFIT	666,123	911,540	571,660	380,676	527,038
OPERATING PROFIT MARGIN	18.6%	27.0%	18.6%	16.9%	20.3%
Interest and financing expenses	(57,695)	(52,405)	(115,350)	(53,964)	(35,295)
Other expenses, net	(45,478)	(64,434)	(9,512)	(1,620)	(7,090)

INCOME BEFORE INCOME TAXES AND EQUITY IN NET INCOME OF UNCONSOLIDATED INVESTMENTS	562,950	794,701	446,798	325,092	484,653
Income tax expense	88,161	144,826	431,817	64,526	93,266
Effective tax rate	15.7%	18.2%	96.6%	19.8%	19.2%

INCOME BEFORE EQUITY IN NET INCOME OF UNCONSOLIDATED INVESTMENTS	474,789	649,875	14,981	260,566	391,387
Equity in net income of unconsolidated investments (net of tax)	129,568	89,264	84,487	83,872	106,727

NET INCOME	604,357	739,139	99,468	344,438	498,114
Net income attributable to noncontrolling interests	(71,129)	(45,577)	(44,618)	(53,309)	(55,277)

NET INCOME ATTRIBUTABLE TO ALBEMARLE CORPORATION	$533,228	$693,562	$54,850	$291,129	$442,837

Selected financial data	Year ended December 31,			Nine months ended September 30,
	2019(a)	2018	2017(b)	2020	2019
	(In thousands, except percentages and per share amounts)
NET INCOME ATTRIBUTABLE TO ALBEMARLE CORPORATION AS A PERCENTAGE OF NET SALES	14.9%	20.6%	1.8%	12.9%	17.1%

Basic earnings per share:
Continuing operations	$5.03	$6.40	$0.49	$2.74	$4.18
Diluted earnings per share:
Continuing operations	$5.02	$6.34	$0.49	$2.73	$4.16

	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$702,073	$613,110
Total current assets	2,227,012	2,225,109

Total assets	10,231,983	9,860,863
Liabilities And Equity
Total current liabilities(d)	1,612,739	1,408,996
Long-term debt(d)	2,940,533	2,862,921

Total equity	4,325,381	4,093,580

Total liabilities and equity	10,231,983	9,860,863

(a)

On October 31, 2019, we completed the acquisition of a 60% interest in Mineral Resources Limited’s Wodgina hard rock lithium mine project (“Wodgina Project”). Results for 2019 include the operations of the Wodgina Project commencing on November 1, 2019.

(b)

As a result of the adoption of new accounting guidance effective January 1, 2018, on a retrospective basis, all components of net benefit cost (credit), other than service cost, are to be shown outside of operations on the consolidated statements of income. We recast these components of net benefit cost (credit), which resulted in an increase (reduction) of $3.7 million in Cost of goods sold, and $12.4 million in Selling, general and administrative expenses, respectively, with an offsetting impact of $16.1 million in Other (expenses) income, net, respectively, for the year ended December 31, 2017. There was no impact to Net income attributable to Albemarle Corporation.

(c)

The year ended December 31, 2018 included a gain before income taxes of $210.4 million related to the sale of the polyolefin catalysts and components portion of the Performance Catalysts Solutions business.

(d)

At September 30, 2020, our Existing Credit Facility was classified as short-term debt, having a maturity of April 19, 2021. The Existing Credit Facility was amended on December 15, 2020 to extend the maturity to April 19, 2023. In addition, the 1.875% Senior Notes due in December 2021 included in Long-term debt are classified as a current liability at December 31, 2020.

RISK FACTORS

We are subject to certain risks and uncertainties due to the nature of the business activities we conduct. The risks discussed below, as well as the risks identified in the documents incorporated by reference in this prospectus supplement and accompanying prospectus, any of which could materially and adversely affect our business, financial condition, cash flows and results of operations, are not the only risks we face. We may experience additional risks and uncertainties not currently known to us; or, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows, and results of operations.

Risks Relating to our Business

The COVID-19 pandemic could have a material adverse effect on our results of operations, financial position, and cash flows.

The COVID-19 pandemic has created significant uncertainty and economic disruption. The extent to which it impacts our business, results of operations, financial position, and cash flows is difficult to predict and dependent upon many factors over which we have no control. These factors include, but are not limited to, the duration and severity of the pandemic; government restrictions on businesses and individuals; the health and safety of our employees and communities in which we do business; the impact of the pandemic on our customers’ businesses and the resulting demand for our products; the impact on our suppliers and supply chain network; the impact on U.S. and global economies and the timing and rate of economic recovery; and potential adverse effects on the financial markets.

The Company has taken, and plans to continue to take, certain measures to maintain financial flexibility, including delaying certain capital expenditure projects and accelerating our cost savings initiative, while still protecting our employees and customers. However, if conditions caused by the COVID-19 pandemic worsen and the Company’s earnings and cash flow from operations do not start to recover as contemplated in the Company’s current plans, the Company may not be able to maintain compliance with its financial covenants and could be required to seek additional amendments to our credit agreements. If the Company were not able to obtain any such necessary additional amendments, that would lead to an event of default and its lenders could require the Company to repay its outstanding debt. In that situation, the Company may not be able to raise sufficient debt or equity capital, or divest assets, to refinance or repay the lenders.

Risks Related to Our Common Stock and this Offering

Our management will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and our investors will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. You may not agree with our decisions, and our use of the net proceeds may not yield any return on your investment. Our failure to apply the net proceeds of this offering effectively could compromise our business strategy and we might not be able to yield a significant return, if any, on our investment of these net proceeds. You may not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Future sales of our common stock by us or our existing shareholders, or the perception in the public markets that these sales may occur, may depress our share price.

Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline, which may make it more difficult for you to sell your shares at a time and price that you deem appropriate. Future sales of our common stock could also result in substantial dilution of the ownership percentage of our existing shareholders.

We and our executive officers and directors have entered into lock-up agreements with the underwriters under which we and they have agreed, subject to certain exceptions, not to sell, directly or indirectly, any of their shares of common stock without the permission of J.P. Morgan Securities LLC for a period of 90 days following the date of this prospectus supplement, subject to certain exceptions. We refer to such period as the lock-up period. When the lock-up period expires, we, our executive officers and directors will be able to sell common stock in the public market, subject to compliance with applicable securities laws restrictions. In addition, J.P. Morgan Securities LLC may, in its sole discretion, release all or some portion of the shares of common stock subject to lock-up agreements at any time and for any reason. Sales of a substantial number of such shares of common stock upon expiration of the lock-up or otherwise, the perception that such sales may occur, or early release of these agreements, could cause the market price of our common stock to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

If securities analysts do not publish research or reports about our business or if they publish negative, or inaccurate, evaluations of our stock, the price of our stock and trading volume could decline.

The trading market for our common stock may be impacted, in part, by the research and reports that securities or industry analysts publish about us or our business. There can be no assurance that analysts will cover us, continue to cover us or provide favorable coverage. If one or more analysts downgrade our stock or change their opinion of our stock, our share price may decline. In addition, if one or more analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

The price of our common stock may be volatile and fluctuate substantially.

Our stock price is likely to be volatile. Global stock markets in general have recently experienced extreme volatility primarily as a result of the ongoing COVID-19 coronavirus pandemic. As a result of this volatility, you may not be able to sell your common stock purchased in this offering at or above the price at which it was acquired. The market price for our common stock may be influenced by many factors, including:

•	the severity and duration of the COVID-19 coronavirus pandemic, including the impact of the COVID-19 coronavirus pandemic on us and our industry more broadly;

•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	our earnings or recommendations by research analysts who track our common stock or industry;

•	our ability to access the credit markets for sufficient amounts of capital and on terms that are favorable or consistent with our expectations;

•	a global economic slowdown that could affect our financial results and operations and the economic strength of our customers and suppliers; and

•

the other factors described herein and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended by our Annual Report on Form 10-K/A filed on April 15, 2020, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020.

In the past, following periods of extreme volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Any lawsuit to which we are a party, with or without merit, may result in an unfavorable judgment. We also may decide to settle lawsuits on unfavorable terms. Any such negative outcome could result in payments of substantial damages or fines, damage to our reputation or adverse changes to our offerings or business practices. Such litigation may also cause us to incur other substantial costs to defend such claims and divert management’s attention and resources.

Our common stock is equity and is subordinate to our existing and future indebtedness and preferred stock.

Shares of our common stock are equity interests in the Company and do not constitute indebtedness. As such, shares of our common stock will rank junior to all indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, our Board of Directors is authorized to issue series of preferred stock without any action on the part of holders of our common stock. Holders of our common stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock then outstanding.

Because a significant portion of our operations is conducted through our subsidiaries and joint ventures, our ability to make future dividend payments may be dependent on our receipt of distributions or other payments from our subsidiaries and joint ventures.

A significant portion of our operations is conducted through our subsidiaries and joint ventures. As a result, our ability to make future dividend payments may be partially dependent on the earnings of our subsidiaries and joint ventures and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Payments to us by our subsidiaries and joint ventures are contingent upon our subsidiaries’ or joint ventures’ earnings and other business considerations and may be subject to statutory or contractual restrictions. In addition, there may be significant tax and other legal restrictions on the ability of our non-U.S. subsidiaries or joint ventures to remit money to us.

Provisions in our corporate documents and Virginia law could have the effect of delaying, deferring or preventing a change in control of us, even if that change may be considered beneficial by some of our shareholders.

The existence of some provisions of our amended and restated articles of incorporation, our amended and restated bylaws and Virginia law could have the effect of delaying, deferring or preventing a change in control of us that a shareholder may consider favorable. These provisions are more fully described under “Description of Common Stock” in the accompanying prospectus.

We believe these provisions protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our Board of Directors and by providing our Board of Directors with more time to assess any acquisition proposal, and are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some shareholders and could delay, defer or prevent an acquisition that our Board of Directors determines is not in the best interests of our company and our shareholders.

As a new investor, you will experience immediate and substantial dilution in the net tangible book value of your shares.

The offering price of our common stock in this offering is considerably more than the net tangible book value per share of our outstanding common stock. Accordingly, investors purchasing shares of our common stock in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting liabilities. In addition, to the extent that we issue additional shares in the future pursuant to stock options or otherwise, you may experience further dilution.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference relating to, among other things, our future performance estimates, forecasts and projections may constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Such forward-looking statements are based on our current expectations, which are in turn based on assumptions that we believe are reasonable based on our current knowledge of our business and operations. We have used words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “would,” “will” and variations of such words and similar expressions to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. There can be no assurance that our actual results will not differ materially from the results and expectations expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation, information related to:

•	changes in economic and business conditions;

•	changes in financial and operating performance of our major customers and industries and markets served by us;

•	the timing of orders received from customers;

•	the gain or loss of significant customers;

•	competition from other manufacturers;

•	changes in the demand for our products or the end-user markets in which our products are sold;

•	limitations or prohibitions on the manufacture and sale of our products;

•	availability of raw materials;

•	increases in the cost of raw materials and energy, and our ability to pass through such increases to our customers;

•	changes in our markets in general;

•	fluctuations in foreign currencies;

•	changes in laws and government regulation impacting our operations or our products;

•	the occurrence of regulatory actions, proceedings, claims or litigation;

•	the occurrence of cyber-security breaches, terrorist attacks, industrial accidents, natural disasters or climate change;

•	hazards associated with chemicals manufacturing;

•	the inability to maintain current levels of product or premises liability insurance or the denial of such coverage;

•	political unrest affecting the global economy, including adverse effects from terrorism or hostilities;

•	political instability affecting our manufacturing operations or joint ventures;

•	changes in accounting standards;

•	the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs;

•	changes in the jurisdictional mix of our earnings and changes in tax laws and rates;

•

changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations;

•	volatility and uncertainties in the debt and equity markets;

•	technology or intellectual property infringement, including through cyber-security breaches, and other innovation risks;

•	decisions we may make in the future;

•	the ability to successfully execute, operate and integrate acquisitions and divestitures;

•	uncertainties as to the duration and impact of the novel coronavirus (“COVID-19”) pandemic; and

•	the other factors detailed from time to time in the reports we file with the Securities and Exchange Commission.

In addition, many of these risks and uncertainties are currently heightened by and will continue to be heightened by, or in the future may be heightened by, the COVID-19 pandemic. It is not possible to predict or identify all such risks.

The forward-looking statements included in this prospectus supplement speak only as of the date of this document. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should consider the areas of risk described above, as well as those set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended by our Annual report on Form 10-K/A filed on April 15, 2020, those set forth under the heading “Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, those identified under the heading “Risk Factors” beginning on page S-10 of this prospectus supplement, as well as in our periodic reports on file from time to time in connection with considering any forward-looking statements that may be made by us and our businesses generally.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common stock offered hereby, after deducting the underwriters’ discount and the estimated offering expenses payable by us, will be approximately $         million (or approximately $         million if the underwriters exercise in full their option to purchase additional shares of our common stock). We intend to use the net proceeds of this offering primarily to fund growth capital expenditures, such as the construction and expansion of lithium operations in Australia, Chile and Silver Peak, Nevada, and opportunities in China. These and other long-term opportunities could potentially double our estimated year end 2021 lithium nameplate conversion capacity of approximately 175 kilotons lithium carbonate and lithium hydroxide. We expect these projects will have attractive economics, including lower capital costs per kilogram of lithium conversion capacity than our recently completed projects. There can be no assurance that we will be able to successfully pursue any or all of these opportunities within the expected period or increase our lithium nameplate conversion capacity.

We also intend to use the net proceeds of this offering for debt repayment in the short-term and other general corporate purposes.

Certain of the underwriters and/or their affiliates may be agents, holders, lenders and/or counterparties under or to the Company’s indebtedness and other financing arrangements and may receive proceeds of this offering to the extent such proceeds are used to repay such debt.

CAPITALIZATION

The following table sets forth, as of September 30, 2020, our consolidated capitalization and cash and cash equivalents:

•	on an actual basis;

•	on an as-adjusted basis to give effect to the issuance of shares of our common stock to the underwriters at the public offering price of $ per share.

You should read this table in conjunction with the section under the heading “Use of Proceeds” in this prospectus supplement and our consolidated financial statements and related notes thereto which are incorporated by reference.

	As of September 30, 2020
(unaudited) (in thousands)	Actual	As Adjusted
Cash and cash equivalents	$702,073	$

Short-term debt:
Commercial paper notes(1)	$390,000		$390,000
Credit facilities(2)	213,196		213,196
Finance lease obligation	591		591

Total short-term debt	603,787		603,787

Long-term debt:
1.125% notes, net of unamortized discount and debt issuance costs of $4,121	577,479		577,479
1.625% notes, net of unamortized discount and debt issuance costs of $5,846	575,754		575,754
1.875% Senior Notes due 2021, net of unamortized discount and debt issuance costs of $1,172(3)	455,888		455,888
3.450% Senior Notes due 2029, net of unamortized discount and debt issuance costs of $3,153	296,847		296,847
4.150% Senior Notes due 2024, net of unamortized discount and debt issuance costs of $2,032	422,968		422,968
5.450% Senior Notes due 2044, net of unamortized discount and debt issuance costs of $3,734	346,266		346,266
Floating rate notes, net of unamortized discount and debt issuance costs of $815	199,185		199,185
Miscellaneous(4)	66,146		66,146

Total long-term debt	2,940,533		2,940,533

Total debt	3,544,320		3,544,320

Shareholders’ equity:
Common stock, $.01 par value; 150.0 million shares authorized; 106.5 million shares issued and outstanding; actual and issued and outstanding as adjusted	1,065
Additional paid-in capital	1,410,534
Accumulated other comprehensive loss	(398,467)		(398,467)
Retained earnings	3,111,749		3,111,749
Noncontrolling interests	200,500		200,500

Total shareholders’ equity	4,325,381

Total capitalization	$7,869,701	$

(1)

At September 30, 2020, we had $390 million of commercial paper notes outstanding bearing a weighted-average interest rate of approximately 0.55% and a weighted-average maturity of 46 days. As of February 1, 2021, we had $325 million of commercial paper notes outstanding bearing a weighted-average interest rate of approximately 0.41% and a weighted-average maturity of 15 days.

(2)

At September 30, 2020, our Existing Credit Facility was classified as short-term debt, having a maturity of April 19, 2021. The Existing Credit Facility was amended on December 15, 2020 to extend the maturity to April 19, 2023. See “Recent Developments – Amended and Restated Agreement to Syndicated Facility Agreement.”

(3)	The 1.875% Senior Notes due in December 2021 are included in current portion of long-term debt, a current liability, as of December 31, 2020.
(4)	Represents $7.6 million of variable-rate foreign bank loans and $58.6 million in finance lease obligations.

MARKET INFORMATION

Our common stock is traded on the New York Stock Exchange under the symbol “ALB.” On February 1, 2021, the last reported sale price of our common stock on the NYSE was $166.37 per share. We estimate that there were approximately 2,283 holders of record of our common stock as of February 1, 2021.

DIVIDEND POLICY

We have historically paid quarterly dividends and expect to continue our quarterly cash dividend program. We paid a cash dividend of $0.385 per share to stockholders on January 4, 2021. However, we have no obligation to pay dividends in the future, and our dividend policy may change at any time without notice to our stockholders. The declaration of dividends is at the discretion of our Board of Directors in accordance with applicable law, and future payments of cash dividends will depend upon our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our Board of Directors.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following summary discusses the material U.S. federal income tax consequences of the purchase, ownership and disposition of shares of our common stock applicable to Non-U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), the Treasury regulations (including proposed Treasury regulations) promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect, in a manner that could adversely affect the holder of our common stock. This discussion is applicable only to holders who hold shares of our common stock as capital assets for U.S. federal income tax purposes (generally, property held for investment) and not as part of a straddle, a hedge, a conversion transaction or other integrated investment. This discussion is intended for general information only, and does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances, or to certain types of holders subject to special tax treatment under the Code (such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, partnerships and other pass-through entities or arrangements for U.S. federal income tax purposes, certain former citizens or residents of the United States, ‘‘controlled foreign corporations,’’ ‘‘passive foreign investment companies,’’ traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that own, actually or constructively, more than 5% of our equity or dealers in securities or currencies). Moreover, this discussion does not describe any state, local or non-U.S. tax consequences, any alternative minimum tax consequences, or the Medicare surtax on net investment income, nor does it describe any other aspect of U.S. federal tax law other than income taxation (e.g., estate or gift taxation). We have not sought any ruling from the Internal Revenue Service (‘‘IRS’’) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS or a court will not take a contrary position with respect to such statements or conclusions. Prospective investors should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

For purposes of this discussion, a ‘‘U.S. Holder’’ is a beneficial owner of our common stock that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for such purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, if (A) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more ‘‘United States persons’’ (as defined under the Code) have the authority to control all of its substantial decisions or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A ‘‘Non-U.S. Holder’’ is a beneficial owner of our common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the activities of the partnership and the status of the partner. Prospective investors that are partners in partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership and disposition of our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Distributions on Our Common Stock

Distributions of cash or property, if any, made on our common stock to a Non-U.S. Holder of our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may generally obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are treated as effectively connected with a trade or business conducted by a Non-U.S. Holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the Non-U.S. Holder within the United States are generally exempt from the 30% withholding tax if the Non-U.S. Holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income is taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in its shares of our common stock, and thereafter will be treated as capital gain. See “Gain on Sale or Other Taxable Disposition of Our Common Stock” below.

Gain on Sale or Other Taxable Disposition of Our Common Stock

Subject to the discussion below under “—Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code), and if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, may also apply;

•

the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any; provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

we are, or have been at any time during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period, if shorter), a “United States real property holding corporation.” We believe that we are not currently, and we do not anticipate becoming, a “United States real property holding corporation.”

Information Reporting and Backup Withholding

Generally, distributions in respect of our common stock to a Non-U.S. Holder and the amount of any tax withheld from such payments must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty. Under certain circumstances, backup withholding of U.S. federal income tax may apply to distributions in respect of our common stock to a Non-U.S. Holder if the Non-U.S. Holder fails to certify under penalties of perjury that it is not a United States person.

Payments of the proceeds of the sale or other disposition of our common stock to or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but generally not backup withholding, unless (i) the broker has evidence in its records that the payee is not a United States person, and the broker has no actual knowledge or reason to know to the contrary or (ii) the payee otherwise establishes an exemption. Payments of the proceeds of a sale or other disposition of our common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a United States person (and the payor has no actual knowledge or reason to know to the contrary) or otherwise establishes an exemption.

Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability (if any); provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors about the filing of a U.S. federal income tax return in order to obtain a refund.

FATCA

Non-U.S. Holders should be aware that, under Sections 1471 through 1474 of the Code (‘‘FATCA’’), a 30% withholding tax will be imposed on certain payments (which could include distributions in respect of our common stock) to a foreign entity if such entity fails to satisfy certain disclosure and reporting rules that in general require that (i) in the case of a foreign financial entity, the entity or a relating entity register with the IRS and identify and provide information in respect of financial accounts with such entity held (directly or indirectly) by United States persons and United States owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity identify and provide information in respect of substantial United States owners of such entity. Foreign entities that hold our common stock generally will be subject to this tax unless they certify on an applicable IRS Form W-8 (generally, IRS Form W-8BEN-E) that they comply with, or are deemed to comply with, or are exempted from the application of, these rules.

Various requirements and exceptions are provided under FATCA and additional requirements and exceptions may be provided in subsequent guidance. Further, the United States has entered into many intergovernmental agreements (‘‘IGAs’’) with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs may alter one or more of the FATCA information reporting rules.

Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

CERTAIN ERISA AND RELATED CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of our common stock (including any interest in common shares) by (i) employee benefit plans subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans, accounts or arrangements pursuant to ERISA or otherwise (each of the foregoing described in clause (i), (ii) and (iii) referred to as a “Plan” for the purposes of this “Certain ERISA and Related Considerations” section).

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”). Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA, the Code or any Similar Laws in the context of the ERISA Plan’s particular circumstances before authorizing an investment in our common stock. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the applicable prudence, delegation of control, diversification and conflicts of interest provisions of ERISA, the Code and any other Similar Laws and would be consistent with the documents and instruments governing the Plan.

In addition, Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to such Plans, including transactions involving prohibited conflicts of interests. A violation of these “prohibited transaction” rules may result in excise taxes and other penalties and liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

Each Plan fiduciary who is responsible for making the investment decisions whether to invest in our common stock must determine for itself whether under the general fiduciary standards of investment prudence and diversification and under the documents and instruments governing the Plan, an investment in our common stock is appropriate for the Plan, and that the purchase and holding of our common stock do not violate, as applicable, the rules under ERISA, the Code or Similar Laws. Purchasers of our common stock have the exclusive responsibility for ensuring that their investment in our common stock complies with the applicable fiduciary responsibility rules of ERISA, the Code or Similar Laws, and will not result in a violation of the “prohibited transaction” rules of ERISA, the Code or applicable Similar Laws. The sale of our common stock or any interest in common stock to any Plan is in no respect a representation or recommendation by us or any of our affiliates or representatives or the underwriters or any of their respective affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plan, or that such investment is advisable or appropriate for Plans generally or for any specific Plan.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, BofA Securities, Inc., HSBC Securities (USA) Inc., Mizuho Securities USA LLC, MUFG Securities Americas Inc. and SMBC Nikko Securities America, Inc. are acting as book-running managers of the offering, and J.P. Morgan Securities LLC is acting as the representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
BofA Securities, Inc.
HSBC Securities (USA) Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
SMBC Nikko Securities America, Inc.

Total

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $         per share from the initial public offering price. After the initial offering of the shares to the public, if all of the common shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to additional                  shares of common stock from us. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $         per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1,250,000.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing; or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities, regardless of whether any such transaction described in (i) or (ii) is to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise, in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 90 days after the date of this prospectus supplement, other than the shares of our common stock to be sold in this offering.

The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus supplement; (ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus supplement, provided that such recipients enter into a lock-up agreement with the underwriters; or (iii) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus supplement or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.

Our directors and executive officers (such persons, the “Lock-Up Parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each Lock-Up Party, with limited exceptions, for a period of 90 days after the date of this prospectus supplement (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such Lock-Up Party in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) (collectively with the common stock, the “Lock-Up Securities”); (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (3) make any demand for, or exercise any right with respect to, the registration of any Lock-Up Securities; or (4) publicly disclose the intention to do any of the foregoing.

Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Lock-Up Securities, in cash or otherwise.

The restrictions described in the immediately preceding two paragraphs and contained in the lock-up agreements between the underwriters and the Lock-Up Parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of Lock-Up Securities: (i) as a bona fide gift or gifts, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any trust for the direct or indirect benefit of the Lock-Up Party or any immediate family member, or if the Lock-Up Party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, (iv) to a partnership, limited liability company or other entity of which the Lock-Up Party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the Lock-Up Party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution to members or stockholders of the Lock-Up Party; (vii) by operation of law, (viii) to us from an employee upon death, disability or termination of employment of such employee, (ix) as part of a sale of Lock-Up Securities acquired in open market transactions after the completion of this offering, (x) to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, or (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all shareholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph; (b) exercise of the options, settlement of RSUs or other equity awards, or exercise of warrants granted pursuant to plans described in in this prospectus supplement, provided that any Lock-Up Securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our common stock or warrants to acquire shares of our common stock, provided that any common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; (d) establishment by Lock-Up Parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of Lock-Up Securities during the restricted period and no filing by any party under the Exchange Act or other public announcement will be required or made voluntarily in connection with such trading plan; and (e) transfers of shares of our Common Stock pursuant to a written plan for trading securities in effect on the date of the lock-up agreement, which was established pursuant to and in accordance with Rule 10b5-1(c) under the Exchange Act (a “10b5-1 Plan”), provided that (1) any such 10b5-1 Plan will not be amended, waived or otherwise modified during the restricted period and (2) any filing under the Exchange Act that is made in connection with any such transfer during the restricted period will state (x) that such transfer has been executed under a trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act and (y) the date of adoption of such 10b5-1 Plan.

J.P. Morgan Securities LLC, in its sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over the counter market or otherwise.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In addition, affiliates of the underwriters, from time to time, have acted, or in the future may act, as agents and lenders to us and our affiliates and subsidiaries under our or their respective credit facilities, including our unsecured credit facilities, and other financing arrangements for which services they have received, or in the future will receive, customary compensation. In addition, certain of the underwriters and/or their affiliates may be agents, holders, lenders and/or counterparties under or to the Company’s indebtedness and other financing arrangements and may receive proceeds of this offering to the extent such proceeds are used to repay such debt. An affiliate of J.P. Morgan Securities LLC serves as the administrative agent and served as a joint lead arranger in connection with our Existing Credit Facility, as amended and restated by the A&R Agreement. An affiliate of BofA Securities, Inc. serves as the administrative agent under our revolving credit facility.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares of common stock may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representative; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of common stock shall require us or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the representative and the Company that it is a “qualified investor” within the meaning of the Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom (the “UK”).

In relation to the UK, no shares of common stock have been offered or will be offered, pursuant to this offering, to the public in the UK prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that offers of shares of common stock may be made to the public in the UK at any time under the following exemptions:

(a) to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriter; or

(c) in any other circumstances falling within section 86 of the FSMA,

provided that no such offer of shares of common stock shall require us or the underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriter and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the UK Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in the UK to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares of common stock in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the UK, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”)

and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of common stock in the UK within the meaning of the FMSA.

Any person in the UK that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the UK, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.

Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.

Switzerland

The shares of our common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”), or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

The representative has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the representative has represented and agreed that it has not offered or sold any shares or caused the shares of common stock to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares of common stock or cause the shares of common stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock, whether directly or indirectly, to any person in Singapore other than:

(a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; or

(c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of commons stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares of common stock, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares of common stock are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Dubai International Financial Centre, or DIFC

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

United Arab Emirates

The shares of common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the DIFC) other than in compliance with the laws of the United Arab Emirates (and the DIFC) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the DIFC) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Australia

This prospectus supplement:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares of our common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares of common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of common stock, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares of common stock under this prospectus supplement will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of common stock you undertake to us that you will not, for a period of 12 months from the date of issue of the shares of common stock, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Saudi Arabia

This prospectus supplement may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The CMA does not make any representation as to the accuracy or completeness of this prospectus supplement and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus supplement. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial adviser.

Qatar

The shares of common stock described in this prospectus supplement have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus supplement has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus supplement is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

LEGAL MATTERS

We are being represented by Shearman & Sterling LLP, New York, New York in connection with this offering. The validity of our common stock offered hereby will be passed upon for us by Troutman Pepper Hamilton Sanders LLP, Richmond, Virginia. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

Independent Registered Public Accounting Firm

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the MARBL joint venture 60% ownership subsidiary the Company acquired during 2019, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Independent Auditors

The consolidated financial statements of Windfield Holdings Pty Ltd as of December 31, 2019, and for the year then ended, incorporated by reference to the Annual Report on Form 10-K/A, have been audited by KPMG, independent auditors, as stated in their report incorporated herein.

The liability of KPMG in relation to the performance of their professional services to Windfield Holdings Pty Ltd including, without limitation, KPMG’s audits of the financial statements described under “Independent Auditors,” is limited under the Chartered Accountants Australia and New Zealand Professional Standards Scheme (NSW) approved by the New South Wales Professional Standards Council pursuant to the Professional Standards Act of 1994 of the State of New South Wales, including the Treasury Legislation Amendment (Professional Standards) Act 2004 of Australia (the “Accountants Scheme”). The Accountants Scheme limits the civil liability of KPMG to a maximum amount of A$75 million. The Accountants Scheme does not limit liability for breach of trust, fraud or dishonesty.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This allows us to disclose important information to you by referring to those filed documents. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information that is included directly in this prospectus supplement and the accompanying prospectus, and any information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede this information.

We are incorporating by reference the documents listed below and all documents that we file after the date of this prospectus supplement with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the shares of common stock covered by this prospectus supplement. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus supplement or the accompanying prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus supplement. This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 26, 2020, as amended by our Annual Report on Form 10-K/A filed on April 15, 2020;

•

our Quarterly Reports on Form 10-Q for the quarter ended March  31, 2020, filed on May 11, 2020, for the quarter ended June  30, 2020, filed on August 5, 2020, and for the quarter ended September  30, 2020, filed on November 4, 2020;

•	the portions of our Definitive Proxy Statement on Schedule 14A, filed on March 24, 2020 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019; and

•	our Current Reports on Form 8-K, filed on February 6, 2020, March 4, 2020, April 20, 2020, May 8, 2020, December 15, 2020 and February 2, 2021 (solely with respect to Item 8.01).

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement has been delivered, free of charge upon oral or written request, copies of any documents that we have incorporated by reference into this prospectus supplement or the accompanying prospectus, other than exhibits that are incorporated by reference into those documents, unless such exhibits are specifically incorporated by reference in such incorporated document. You may also access our SEC filings under the heading “Investors” on our website at http://www.albemarle.com.

Except as provided above, no other information, including, but not limited to, information filed with the SEC or contained on our websites, is incorporated by reference in or part of this prospectus supplement or the accompanying prospectus.

Any statement contained in this prospectus supplement or the accompanying prospectus or in a document incorporated by reference into this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded to the extent that a statement is made in any subsequently filed document that modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

Albemarle Corporation

Common Stock

Preferred Stock

Debt Securities

Warrants to Purchase Debt Securities

Warrants to Purchase Common Stock

Units

We may offer and sell common stock, preferred stock, debt securities, consisting of notes, debentures or other evidences of indebtedness, warrants to purchase debt securities, warrants to purchase common stock or units from time to time in one or more offerings, in amounts, at prices and on other terms to be determined at the time of offering.

We will provide you with more specific terms of the securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference herein and therein, carefully before you invest.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Albemarle Corporation’s common stock is listed on the New York Stock Exchange under the symbol “ALB”.

Investing in these securities involves certain risks. See the section entitled “Risk Factors” beginning on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 6, 2019.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

The securities are not being offered in any jurisdiction where the offer is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

i

RISK FACTORS

An investment in our securities involves certain risks. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in any applicable prospectus supplement and our filings with the Securities and Exchange Commission, or the SEC, incorporated by reference in this prospectus (including future filings we make with the SEC that are also incorporated by reference in this prospectus), together with all of the other information contained in this prospectus or any applicable prospectus supplement. You should not purchase the securities described in this prospectus unless you understand and know you can bear all of the investment risks involved.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell, in one or more offerings, any combination of the following securities described in this prospectus and the applicable prospectus supplements:

•	shares of the common stock of Albemarle Corporation (“common stock”);

•	shares of Albemarle Corporation’s preferred stock (“preferred stock”);

•	debt securities (“debt securities”), which may be either senior (the “senior debt securities”) or subordinated (the “subordinated debt securities”);

•	warrants to purchase debt securities (“debt warrants”);

•	warrants to purchase common stock of Albemarle Corporation (“common warrants,” and the shares underlying such common warrants, the “warrant shares”); or

•	units.

The terms of the securities will be determined at the time of offering.

We will refer to the common stock, preferred stock, debt securities, debt warrants, common warrants, warrant shares and units, or any combination of those securities, proposed to be sold under this prospectus and the applicable prospectus supplement or term sheet as the “offered securities.” The offered securities, together with any debt securities, common stock and preferred stock issuable upon exercise of debt warrants, common warrants, warrant shares or conversion or exchange of other offered securities, as applicable, will be referred to as the “securities.”

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. We filed a registration statement containing this prospectus with the SEC. The registration statement includes exhibits that provide more detail on the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Unless expressly stated or the context otherwise indicates, the terms “Albemarle,” “we,” “us,” “our” or the “Company” mean Albemarle Corporation and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Our reports, proxy statements and other information relating to us can also be read and copied at the New York Stock Exchange, or NYSE, located at 11 Wall St., New York, New York 10005, (212) 656-3000. Our common stock is listed on the NYSE under the symbol “ALB.”

We make available, free of charge, on or through our web site, copies of our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. We maintain a web site at http://www.albemarle.com. The information on our web site is not, and shall not be deemed to be, part of this prospectus, any prospectus supplement or the registration statement, and our web address is included in this prospectus as an inactive textual reference only.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished under Items 2.02 or 7.01 of Form 8-K) until the offering of the particular securities covered by a prospectus supplement has been completed. This prospectus is part of a registration statement filed with the SEC.

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 27, 2019.

(b)	Proxy Statement on Form DEF 14A filed on March 26, 2019, as supplemented by the additional materials filed on Form DEFA14A on March 26, 2019.

(c)

Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 8, 2019, Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed on August 7, 2019, and Quarterly Report on Form 10-Q, for the quarter ended September 30, 2019, filed on November 6, 2019.

(d)	Current Reports on Form 8-K filed on May 10, 2019, July 23, 2019, August 2, 2019, August 14, 2019, October 30, 2019 and November 1, 2019.

We will make available copies of the documents incorporated by reference in this prospectus to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Such requests should be directed to: Albemarle Corporation, 4250 Congress Street, Suite 900, Charlotte, North Carolina 28209. Our telephone number is (980) 299-5700.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, product development, changes in productivity, market trends, price, expected growth and earnings, cash flow generation, costs and cost synergies, portfolio diversification, economic trends, outlook and all other information relating to matters that are not historical fact.

These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe,” “hope,” “aim,” “continue,” “will,” “may,” “would,” “could” or “should” or other words of similar meaning or the negative thereof. Such statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation:

•	changes in economic and business conditions;

•	changes in financial and operating performance of our major customers and industries and markets served by us;

•	the timing of orders received from customers;

•	the gain or loss of significant customers;

•	competition from other manufacturers;

•	changes in the demand for our products or the end-user markets in which our products are sold;

•	limitations or prohibitions on the manufacture and sale of our products;

•	availability of raw materials;

•	increases in the cost of raw materials and energy, and our ability to pass through such increases to our customers;

•	changes in our markets in general;

•	fluctuations in foreign currencies;

•	changes in laws and government regulation impacting our operations or our products;

•	the occurrence of regulatory actions, proceedings, claims or litigation;

•	the occurrence of cyber-security breaches, terrorist attacks, industrial accidents, natural disasters or climate change;

•	hazards associated with chemicals manufacturing;

•	the inability to maintain current levels of product or premises liability insurance or the denial of such coverage;

•	political unrest affecting the global economy, including adverse effects from terrorism or hostilities;

•	political instability affecting our manufacturing operations or joint ventures;

•	changes in accounting standards;

•	the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs;

•	changes in the jurisdictional mix of our earnings and changes in tax laws and rates;

•

changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations;

•	volatility and uncertainties in the debt and equity markets;

•	technology or intellectual property infringement, including through cyber-security breaches, and other innovation risks;

•	decisions we may make in the future;

•	the ability to successfully execute, operate and integrate acquisitions and divestitures; and

•	the other factors detailed from time to time in the reports we file with the SEC.

In addition, certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in our SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the 2018 Form 10-K. These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

ALBEMARLE CORPORATION

We are a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals that are designed to meet our customers’ needs across a diverse range of end markets. The end markets we serve include energy storage, petroleum refining, consumer electronics, construction, automotive, lubricants, pharmaceuticals, crop protection and custom chemistry services. We believe that our commercial and geographic diversity, technical expertise, innovative capability, flexible, low-cost global manufacturing base, experienced management team and strategic focus on our core base technologies will enable us to maintain leading market positions in those areas of the specialty chemicals industry in which we operate.

We and our joint ventures currently operate 29 production and research and development facilities, as well as a number of administrative and sales offices, around the world. As of September 30, 2019, we served approximately 2,100 customers, none of which individually represents more than 10% of net sales of the Company, in approximately 75 countries.

Our business consists of three reportable segments include Lithium, Bromine Specialties and Catalysts. Each segment has a dedicated team of sales, research and development, process engineering, manufacturing and sourcing, and business strategy personnel and has full accountability for improving execution through greater asset efficiency, market focus, agility and responsiveness.

Albemarle Corporation was incorporated in Virginia in 1993. Albemarle’s principal executive offices are located at 4250 Congress Street, Suite 900, Charlotte, North Carolina 28209. We maintain a website at http://www.albemarle.com. Information on our website is not incorporated by reference herein.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include, among other things, acquisitions, working capital, capital expenditures, the repurchase of shares of common stock, the repayment or refinancing of outstanding indebtedness and funding pension obligations. Specific information concerning the use of proceeds from the sale of any securities will be included in the applicable prospectus supplement relating to such securities.

DESCRIPTION OF COMMON STOCK

General

The following briefly summarizes the provisions of Albemarle’s amended and restated articles of incorporation and amended and restated bylaws (which we collectively refer to in this prospectus as the Albemarle organizational documents) that would be important to holders of Albemarle common stock. The following summary of Albemarle common stock is subject in all respects to applicable Virginia law and the Albemarle organizational documents, which are exhibits to the registration statement that contains this prospectus. In this “Description of Common Stock” section, references to “Albemarle,” “the Company,” “we,” “our” or “us” are only to Albemarle Corporation and not its subsidiaries.

Authorized Shares

Albemarle’s amended and restated articles of incorporation authorize the issuance of 150,000,000 shares of common stock, $0.01 par value per share and 15,000,000 shares of preferred stock. As of September 30, 2019, there were 106,031,088 shares of Albemarle common stock issued and outstanding, which were held by 2,402 shareholders of record, and no shares of Albemarle preferred stock were issued and outstanding.

Voting Rights

Holders of Albemarle common stock are entitled to one vote per share on all matters voted on generally by shareholders, including the election of directors. Albemarle’s amended and restated articles of incorporation do not provide for cumulative voting for the election of directors, which means that the holders of a majority of the outstanding shares of Albemarle common stock have the capacity to elect all of the members of the Albemarle board of directors.

Except as otherwise required by law or with respect to any outstanding class or series of Albemarle preferred stock, the holders of Albemarle common stock possess all voting power.

Under Albemarle’s amended and restated articles of incorporation, shareholder action is generally effective if the votes cast in favor of the action exceed the votes cast against the action. But the election of directors requires a plurality of the votes cast by Albemarle shareholders at a meeting at which a quorum is present. However, Albemarle’s amended and restated articles of incorporation require the affirmative vote of at least a majority of the outstanding shares of Albemarle common stock for the approval of mergers, statutory share exchanges, sales or other dispositions of all or substantially all of Albemarle’s assets outside the usual and regular course of business or dissolution of Albemarle, except that the affirmative vote of 75% of the outstanding shares of Albemarle common stock is required for approval of an affiliated transaction. An affiliated transaction generally is defined as any of the following transactions:

•

a merger, a share exchange or material dispositions of corporate assets not in the ordinary course of business, to or with an interested shareholder, or any material guarantee of any indebtedness of any interested shareholder (defined as any holder of more than 10% of any class of outstanding voting shares);

•

certain sales or other dispositions to an interested shareholder of voting shares of Albemarle or any of its subsidiaries having an aggregate fair market value greater than 5% of the aggregate fair market value of all outstanding voting shares;

•	any dissolution of the corporation proposed by or on behalf of an interested shareholder; or

•

any reclassification, including reverse stock splits, recapitalizations or mergers of Albemarle with any of its subsidiaries, that increases the percentage of the outstanding voting shares of Albemarle or any of its subsidiaries, owned beneficially by any interested shareholder by more than 5%.

The supermajority voting requirement does not apply to a transaction with a shareholder who, together with his or her affiliates and associates, became the beneficial owner of more than 10% of any class of Albemarle outstanding voting shares as of the close of business on February 28, 1994, the date of the distribution by Ethyl Corporation to its shareholders of all of the outstanding shares of Albemarle common stock.

Furthermore, the affirmative vote of the holders of 75% of the voting power of Albemarle’s outstanding shares must approve an amendment to provisions in Albemarle’s amended and restated articles of incorporation relating to the supermajority voting requirement for affiliated transactions.

Notice

Except as otherwise required by the Virginia Stock Corporation Act (the “VSCA”), written notice stating the date, time and place of every meeting, and the purpose or purposes of any special meeting of Albemarle shareholders, must be sent not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting.

Quorum

A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum.

Shareholder Proposals

Albemarle’s amended and restated bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders or nominate candidates for election as directors must provide timely notice of their proposal in writing to the Secretary of Albemarle. Generally, to be timely, a shareholder’s notice must be received at Albemarle’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. If the annual meeting is scheduled more than 30 days before, or 70 days after the first anniversary of the previous year’s annual meeting, the shareholder must provide notice to the Secretary of Albemarle no earlier than within 90 to 120 days before the meeting or 10 days after the meeting’s public announcement, whichever is later. Albemarle’s amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice.

Dividend Rights; Rights Upon Liquidation

Subject to any preferential rights of holders of any shares of Albemarle preferred stock that may be outstanding, holders of shares of Albemarle common stock are entitled to receive dividends and other distributions on their shares of common stock out of assets legally available for distribution when, as and if authorized and declared by the Albemarle board of directors and to share ratably in Albemarle’s assets legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up.

Miscellaneous

Holders of Albemarle common stock have no preferences or preemptive, conversion, exchange, redemption or sinking fund rights. Shares of Albemarle common stock will not be liable for further calls or assessments by Albemarle, and the holders of Albemarle common stock will not be liable for any of Albemarle’s liabilities.

Albemarle’s amended and restated bylaws also provide that unless Albemarle consents in writing to the selection of an alternative forum, the United States District Court for the Eastern District of Virginia, Alexandria Division, or in the event that court lacks jurisdiction to hear such action, the Circuit Court of the County of Fairfax, Virginia, will be the sole and exclusive forum for any derivative action brought on behalf of Albemarle, any action asserting a claim of breach of a legal duty owed by any current or former director, officer or other employee or agent of Albemarle to Albemarle or Albemarle shareholders, any action arising pursuant to the

VSCA or Albemarle’s organizational documents or any action asserting a claim governed by the internal affairs doctrine.

Albemarle common stock is listed on the NYSE under the symbol “ALB.”

Anti-Takeover Provisions

The Albemarle organizational documents and Virginia law contain provisions that may have the effect of impeding, delaying or discouraging the acquisition of control of Albemarle by means of a tender or exchange offer, proxy fight, merger or share exchange, open market purchases or otherwise in a transaction not approved by the Albemarle board of directors. These provisions are designed to reduce, or have the effect of reducing, Albemarle’s vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of Albemarle’s assets or an unsolicited takeover attempt that the Albemarle board of directors does not believe is in the best interests of its shareholders.

Under Albemarle’s amended and restated articles of incorporation, the Albemarle board of directors has the authority, without further shareholder approval, to issue preferred stock in classes or series and to fix the designations, voting power, preferences and rights of the shares of each class or series and any qualifications, limitations or restrictions with respect to that class or series. Under this authority, the Albemarle board of directors could create and issue a class or series of preferred stock with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of Albemarle’s capital stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of Albemarle common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render it more difficult for, or discourage an attempt by, a potential acquiror to obtain control of Albemarle by means of a merger, share exchange, tender or exchange offer, proxy contest or otherwise, and thereby protect the continuity of Albemarle’s management. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of Albemarle without any further action by Albemarle shareholders.

Other provisions of the Albemarle organizational documents that may make replacing the Albemarle board of directors more difficult include:

•

75% supermajority voting requirements to approve affiliated transactions or an amendment to the provisions in Albemarle’s amended and restated articles of incorporation relating to this supermajority voting requirement;

•	prohibition on shareholders calling a special meeting of shareholders;

•	inability of shareholders to act by less-than-unanimous written consent;

•	requirements for advance notice for proposing business or making director nominations at shareholder meetings;

•	removal of directors only for cause; and

•	ability of the Albemarle board of directors to increase the size of the board of directors and fill vacancies on the board of directors.

Affiliated Transactions Statute

Virginia law contains provisions governing affiliated transactions. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with any holder of more than 10% of any class of its outstanding voting shares, or an interested shareholder, for a period of three years following the date that such person became an interested shareholder unless:

•

a majority of (but not fewer than two) disinterested directors on the board of directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

•

before the date the person became an interested shareholder, a majority of the disinterested directors on the board of directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

After three years, any such transaction must satisfy certain fair price requirements in the statute or be approved by the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder. For a description of the affiliated transactions subject to this approval requirement, see “—Voting Rights.”

Control Share Acquisitions Statute

Virginia law also contains provisions relating to control share acquisitions, which are transactions causing the voting power of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless:

•	the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation; or

•	the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares.

The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.

As permitted by Virginia law, the Albemarle board of directors has adopted a bylaw providing that the control share acquisition provisions of Virginia law do not apply to the acquisition of its shares.

Transfer Agent and Registrar

EQ Shareowner Services is the transfer agent and registrar for Albemarle common stock.

Limitation of Liability and Indemnification Matters

Albemarle’s amended and restated articles of incorporation provide that no director or officer shall be liable to Albemarle or its shareholders for monetary damages except for liability resulting from such person’s willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

Albemarle’s amended and restated articles of incorporation require Albemarle to indemnify any director or officer who was or is a party to a proceeding (including a proceeding brought by a shareholder in the right of Albemarle or brought by or on behalf of Albemarle shareholders) due to his or her status as a director or officer of Albemarle or who was or is serving at Albemarle’s request as a director, officer, trustee or partner of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. This indemnification covers the obligation to pay a judgment, settlement, penalty, fine or excise tax assessed with respect to an employee benefit plan and all reasonable expenses incurred by any such director or officer. The board of directors, by a majority vote of a quorum of disinterested directors or, under certain circumstances, independent legal counsel, or by the shareholders (excluding shares owned by or under the control of directors party to the proceeding), must determine that the conduct of the director or officer seeking indemnification does not constitute willful misconduct or a knowing violation of the criminal law.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of Albemarle pursuant to the foregoing provisions or otherwise, we have been informed that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy and is unenforceable.

DESCRIPTION OF PREFERRED STOCK

We may issue preferred stock in one or more classes or series, as described below. The following briefly summarizes the provisions of our amended and restated articles of incorporation that would be important to holders of our preferred stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended and restated articles of incorporation, which is an exhibit to the registration statement that contains this prospectus. Reference to a class or series of preferred stock means all of the shares of preferred stock issued as part of the same class or series under articles of amendment filed as part of our restated articles of incorporation. In this “Description of Preferred Stock” section, references to “Albemarle,” “the Company,” “we,” “our” or “us” are only to Albemarle Corporation and not its subsidiaries.

The description of most of the financial and other specific terms of each class or series of preferred stock will be in the prospectus supplement accompanying this prospectus. Those terms may vary from the terms described in this prospectus. As you read this section, please remember that the specific terms of each class or series of preferred stock as described in the prospectus supplement applicable to the particular series of preferred stock will supplement and may modify or replace the general terms described in this section. If there are differences between the prospectus supplement applicable to the particular class or series of preferred stock and this prospectus, the prospectus supplement will control. Thus, the statements we make in this section may not apply to each series of preferred stock.

Our Authorized Preferred Stock

Under our amended and restated articles of incorporation our board of directors is authorized, without further action by our shareholders, to:

•	establish from the 15,000,000 shares of preferred stock authorized by our amended and restated articles of incorporation one or more classes or series;

•	designate each such class or series; and

•	fix the relative rights and preferences of each such class or series and to issue such shares.

Such rights and preferences may be superior to common stock as to dividends, distributions of assets (upon liquidation or otherwise) and voting rights. Undesignated shares of preferred stock may be convertible into shares of any other series or class of stock, including common stock, if our board of directors so determines. Our board of directors will fix the terms of the class or series of preferred stock it designates by resolution adopted before we issue any shares of the class or series of preferred stock.

The applicable prospectus supplement relating to the particular class or series of preferred stock will contain a description of the specific terms of that class or series as fixed by our board of directors, including, as applicable:

•	the offering price at which we will issue the preferred stock;

•	the title, designation of number of shares and stated or liquidated value of the preferred stock;

•

the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions on which such preferred stock may be retired and redeemed;

•	any redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our amended and restated articles of incorporation and not prohibited by law.

When we issue and receive payment for shares of preferred stock, the shares will be fully paid and nonassessable, which means that their holders will have paid at least the par value thereof in full and that we may not ask them to surrender additional funds. Holders of preferred stock will not have any preemptive subscription rights to acquire more of our stock. Unless otherwise specified in the applicable prospectus supplement relating to a particular series of preferred stock, each class or series of preferred stock will be of equal rank in all respects (1) with each other class or series of preferred stock and (2) prior to our common stock, as to dividends and any distribution of our assets.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose and may include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans. Our board of directors’ ability to issue shares of preferred stock may discourage attempts by others to acquire control of us without negotiation with our board of directors, as it may make it difficult for a person to acquire us without negotiating with our board of directors.

Redemption

If so specified in the applicable prospectus supplement, a class or series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holder’s, and may be mandatorily redeemed.

Any restriction on the repurchase or redemption by us of our preferred stock while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Dividends

Holders of each class or series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors from funds legally available for payment of dividends. The rates and dates of payment of dividends will be set forth in the applicable prospectus supplement relating to each class or series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by the board of directors. Dividends on any class or series of preferred stock may be cumulative or noncumulative, as set forth in the applicable prospectus supplement.

We may not declare, pay or set apart funds for payment of dividends on a particular class or series of preferred stock unless full dividends on any other class or series of preferred stock that ranks equally with or senior to the class or series of preferred stock have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of the other class or series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other class or series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of any class or series of preferred stock and other class or series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each class or series of preferred stock.

In case dividends on all shares of preferred stock for any quarterly dividend period are not paid in full, all such shares will participate ratably in any partial payment of dividends for such period in proportion to the full amounts of dividends for such period to which they are respectively entitled.

Conversion or Exchange Rights

The applicable prospectus supplement relating to any class or series of preferred stock that is convertible, exercisable or exchangeable will state the terms on which shares of that class or series are convertible into, exercisable or exchangeable for shares of common stock, another class or series of our preferred stock, our other securities or debt or equity securities of third parties.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each class or series of our preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each class or series of preferred stock. These distributions will be made before any distribution is made on the common stock or on any securities ranking junior to the preferred stock upon liquidation, dissolution or winding-up.

If the liquidation amounts payable relating to the preferred stock of any class or series and any other securities of equal rank regarding liquidation rights are not paid in full, the holders of the preferred stock of that class or series and the other securities will have the right to a ratable portion of our available assets, up to the full liquidation preference of each security. Holders of these series of preferred stock or other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the articles of amendment establishing the class or series; or

•	as required by applicable law.

Transfer Agent and Registrar

The transfer agent, registrar and dividend disbursement agent for the preferred stock will be stated in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that may be offered by this prospectus. This section does not describe every aspect of the indenture or the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of some of the terms used in the indenture. You must look to the indenture for the most complete description of what we describe in summary form in this prospectus and the applicable prospectus supplement. A copy of the indenture and a form of supplemental indenture are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain a copy. You should also refer to the Trust Indenture Act of 1939, certain terms of which are made a part of the indenture by reference. In this “Description of Debt Securities” section, references to “Albemarle,” “the Company,” “we,” “our” or “us” are only to Albemarle Corporation and not its subsidiaries, and references to “Notes” are to the debt securities.

The terms of the series described in the prospectus supplement relating to that series may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities we are offering.

We may issue as many distinct series of debt securities under the indenture as we wish without limitation as to aggregate principal amount under the terms of the indenture. The indenture does not limit our ability to incur additional indebtedness. This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement that describes the terms of each series of debt securities may also describe differences with the material terms summarized in this prospectus.

We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities will constitute part of our senior debt and will rank equally with all of our other unsecured and unsubordinated debt. The senior debt securities will be issued under the indenture. The indenture has been qualified under the Trust Indenture Act. The indenture is an exhibit to the registration statement of which this prospectus is a part.

The subordinated debt securities will constitute part of our subordinated debt and will be subordinate in right of payment to all of our “senior indebtedness,” as defined in the indenture. The subordinated debt securities will be issued under the indenture. The prospectus supplement for any series of subordinated debt securities will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

“Debt securities” in this prospectus refers to both the senior debt securities and the subordinated debt securities.

The trustee has two main roles:

•

First, the trustee can enforce your rights against us if we default on our obligations under the terms of the indenture or the debt securities. There are some limitations, however, on the extent to which the trustee acts on your behalf as described below under “Default and Related Matters—Events of Default—Remedies if an Event of Default Occurs;” and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, registering the transfer of your debt securities to a new holder and sending you notices.

We may issue the debt securities as original issue discount debt securities, which are securities that are offered and sold at a substantial discount to their stated principal amount. The prospectus supplement relating to original issue discount debt securities will describe federal income tax consequences and other special considerations applicable to any such debt securities. See “—Interest and Interest Rates—Original Issue Discount Notes” below. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail below and in the prospectus supplement relating to any such debt securities. See “—Indexed Notes” and “Special Provisions Relating to Foreign Currency Debt Securities” below. The prospectus supplement relating to specific debt securities will also describe any special considerations and any material additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms relating to a particular series of debt securities will be described in a prospectus supplement and any pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe, to the extent applicable, the following terms of the series:

•	the title of the series of debt securities;

•	whether it is a series of senior debt securities or a series of subordinated debt securities and if subordinated debt securities, the related subordination terms;

•	any limit on the aggregate principal amount of the series of debt securities and whether such series may be reopened for the issuance of additional debt securities of such series;

•	the Person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates per annum, which may be fixed or variable, at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities is payable;

•	the dates on which interest on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption, in whole or in part, at our option or the option of the holder;

•

the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•

if the debt securities may be converted into or exercised or exchanged for our common stock or preferred stock, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock issuable upon conversion, exercise or exchange may be adjusted;

•	if other than denominations of $2,000 and any integral multiple of $1,000 thereafter, the denominations in which the series of debt securities will be issuable;

•

if other than the principal amount thereof, the portion of the principal amount of the series of debt securities that will be payable upon the declaration of acceleration of the maturity of such series of debt securities;

•	the currency of payment of principal, premium, if any, and interest on the series of debt securities, if other than the currency of the United States;

•

if the currency of payment for principal, premium, if any, and interest on the series of debt securities is subject to our or a holder’s election, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	any index, formula or other method used to determine the amount of payment of principal or premium, if any, and interest on the series of debt securities;

•	any addition or change to the restrictive covenants applicable to such series of debt securities;
•	if the debt securities will not be subject to defeasance as described under “—Defeasance” or otherwise;

•	any event of default under the series of debt securities if different from, or in addition to, those described under “—Default and Related Matters—Events of Default—What Is an Event of Default?;”

•

if the series of debt securities will be initially issuable only in the form of a global security, as described under “Legal Ownership—Global Securities,” the depositary or its nominee with respect to the series of debt securities, if other than The Depository Trust Company, and the circumstances under which the global security may be registered for transfer or exchange or authenticated and delivered in the name of a Person other than the depositary or its nominee;

•	if the series of debt securities will be guaranteed and the applicable guarantor;

•	the location where the security register will be maintained and the location of the paying agent;

•	any proposed listing of the series of debt securities on any securities exchange; and

•	any other terms, additional covenants, or special features of the series of debt securities.

Form, Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless otherwise indicated in the prospectus supplement, in denominations of $2,000 and any integral multiple of $1,000 thereafter.

A global security will be issued in denominations equal to the aggregate principal amount of outstanding debt securities represented by that global security. See “—Legal Ownership” below for additional information regarding global securities and the limitations on your rights as the beneficial owner of an interest in a global security.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the debt securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

Redemption

Provisions relating to the redemption of debt securities, if any, will be set forth in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, we may redeem debt securities only upon notice sent at least 30 but not more than 60 days before the date fixed for redemption.

Interest and Interest Rates

General

Each debt security will begin to accrue interest from the date it is originally issued. The related prospectus supplement or term sheet will specify each debt security as a Fixed Rate Note, a Floating Rate Note, an Amortizing Note or an Indexed Note and describe the method of determining the interest rate, including any spread and/or spread multiplier. For an Indexed Note, the related prospectus supplement or term sheet also will describe the method for the calculation and payment of principal and interest. The prospectus supplement or term sheet for a Floating Rate Note or Indexed Note may also specify a maximum and a minimum interest rate.

A debt security may be issued as a Fixed Rate Note or a Floating Rate Note or as a Note that combines fixed and floating rate terms.

Each interest payment on a debt security will include interest accrued from, and including, the issue date or the last Interest Payment Date (as defined below), as the case may be, to but excluding the applicable Interest Payment Date or the Maturity Date (as defined below), as the case may be.

Interest on the debt securities denominated in U.S. dollars will be paid by check mailed on an Interest Payment Date other than a Maturity Date to the persons entitled thereto to the addresses of such holders as they appear in the security register or, at our option, by wire transfer to a bank account maintained by the holder. The principal of, premium, if any, and interest on debt securities denominated in U.S. dollars, together with interest accrued and unpaid thereon, due on the Maturity Date will be paid in immediately available funds upon surrender of such debt securities at the corporate trust office of the applicable trustee in The City of New York, or, at our option, by wire transfer of immediately available funds to an account with a bank designated at least 15 calendar days prior to the Maturity Date by the applicable registered holder, provided the particular bank has appropriate facilities to receive these payments and the particular debt security is presented and surrendered at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, in time for the trustee to make these payments in accordance with its normal procedures. Notwithstanding the foregoing, if debt securities are held in the form of global securities, all payments will be made in accordance with the applicable procedures of the depositary.

Fixed Rate Notes

The prospectus supplement or term sheet for debt securities with a fixed interest rate (“Fixed Rate Notes”) will specify a fixed interest rate payable semiannually in arrears on dates specified in such prospectus supplement or term sheet (each, with respect to Fixed Rate Notes, an “Interest Payment Date”). Unless otherwise specified in a prospectus supplement or term sheet, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If the stated maturity date, any redemption date or any repayment date (together referred to as the “Maturity Date”) or an Interest Payment Date for any Fixed Rate Note is not a Business Day, principal of, premium, if any, and interest on that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date or Interest Payment Date. Interest on Fixed Rate Notes will be paid to holders of record as of each Regular Record Date. Unless otherwise specified in a prospectus supplement or term sheet, a “Regular Record Date” will be the fifteenth calendar day (whether or not a Business Day) next preceding the applicable Interest Payment Date.

Original Issue Discount Notes

We may issue original issue discount debt securities (including zero coupon debt securities) (“OID Notes”), which are debt securities issued at a discount from the principal amount payable on the Maturity Date. There may not be any periodic interest payments on OID Notes. For OID Notes, interest normally accrues during the life of the Note and is paid on the Maturity Date. Upon a redemption, repayment or acceleration of the maturity of an OID Note, the amount payable will be determined as set forth under “—Redemption.” This amount normally is less than the amount payable on the stated maturity date.

Amortizing Notes

We may issue amortizing debt securities, which are Fixed Rate Notes for which combined principal and interest payments are made in installments over the life of each debt security (“Amortizing Notes”). Payments on Amortizing Notes are applied first to interest due and then to the reduction of the unpaid principal amount. The related prospectus supplement or term sheet for an Amortizing Note will include a table setting forth repayment information.

Floating Rate Notes

Each debt security whose interest is determined by reference to an interest rate basis or formula is referred to herein as a “Floating Rate Note.” That basis or formula may be based on:

•	the CD Rate;

•	the Commercial Paper Rate;

•	LIBOR;

•	EURIBOR;

•	the Federal Funds Rate;

•	the Prime Rate;

•	the Treasury Rate;

•	the CMT Rate;

•	the Eleventh District Cost of Funds Rate; or

•	another negotiated interest rate basis or formula.

The prospectus supplement or term sheet will also indicate any spread and/or spread multiplier, which would be applied to the interest rate formula to determine the interest rate. Any Floating Rate Note may have a maximum or minimum interest rate limitation. In addition to any maximum interest rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

We will appoint a calculation agent to calculate interest rates on the Floating Rate Notes.

As used in this prospectus, “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to debt securities denominated in a currency other than the U.S. dollar, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the specified currency; provided, further, that, with respect to debt securities as to which LIBOR is an applicable interest rate basis, the day is also a London Business Day. For debt securities denominated in euro, the term Business Day means any day that is not a Saturday or Sunday, and is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (“TARGET”) System is operating, which we will refer to as a “TARGET Business Day.” “London Business Day” means a day on which commercial banks are open for business (including dealings in the designated LIBOR Currency) in London.

“Principal Financial Center” means (i) the capital city of the country issuing the specified currency or (ii) the capital city of the country to which the designated LIBOR Currency relates, as applicable, except that the term “Principal Financial Center” means the following cities in the case of the following currencies:

Currency	Principal Financial Center
U.S. dollars	The City of New York
Australian dollars	Sydney
Canadian dollars	Toronto
New Zealand dollars	Auckland
South African rand	Johannesburg
Swiss francs	Zurich

and in the event the LIBOR Currency is euro, the “Principal Financial Center” is London.

Unless otherwise specified in a prospectus supplement or term sheet, the “Calculation Date,” if applicable, relating to the date (each, an “Interest Determination Date”) on which the applicable interest rate for one or more classes of Floating Rate Notes will be determined for the next succeeding interest period will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day immediately preceding the relevant Interest Payment Date or the Maturity Date, as the case may be.

Upon the request of the beneficial holder of any Floating Rate Note, the calculation agent will provide the interest rate then in effect and, if different, when available, the interest rate that will become effective on the next Interest Reset Date (as defined below) for the Floating Rate Note.

Change of Interest Rate. The interest rate on each Floating Rate Note may be reset daily, weekly, monthly, quarterly, semiannually, annually or on some other specified basis (each, an “Interest Reset Date”). Unless otherwise specified in a prospectus supplement or term sheet, the Interest Reset Date will be:

•	for Notes with interest that resets daily, each Business Day;

•	for Notes (other than Treasury Rate Notes) with interest that resets weekly, Wednesday of each week;

•	for Treasury Rate Notes with interest that resets weekly, Tuesday of each week;

•	for Notes with interest that resets monthly, the third Wednesday of each month;

•	for Notes with interest that resets quarterly, the third Wednesday of March, June, September and December of each year;

•	for Notes with interest that resets semiannually, the third Wednesday of each of the two months of each year indicated in the applicable prospectus supplement or term sheet; and

•	for Notes with interest that resets annually, the third Wednesday of the month of each year indicated in the applicable prospectus supplement or term sheet.

The related prospectus supplement or term sheet describes the initial interest rate or interest rate formula on each Note. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined on each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the following Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day, except, in the case of LIBOR and EURIBOR Notes, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.

Date Interest Rate Is Determined. The Interest Determination Date for all CD and CMT Rate Notes is the second Business Day before the Interest Reset Date and for all LIBOR Notes will be the second London Business Day immediately preceding the applicable Interest Reset Date (unless the LIBOR Currency is Sterling, in which case the Interest Determination Date will be the Interest Reset Date).

The Interest Determination Date for EURIBOR Notes will be the second TARGET Business Day immediately preceding the applicable Interest Reset Date.

The Interest Determination Date for Treasury Rate Notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills of the Index Maturity are normally auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. Sometimes, the auction is held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date relating to the Interest Reset Date occurring in the next week.

The Interest Determination Date for all Commercial Paper Rate, Federal Funds Rate and Prime Rate Notes will be the first Business Day preceding the Interest Reset Date.

The Interest Determination Date for an Eleventh District Cost of Funds Rate Note is the last Business Day of the month immediately preceding the applicable Interest Reset Date in which the Federal Home Loan Bank of San Francisco published the applicable rate.

The Interest Determination Date relating to a Floating Rate Note with an interest rate that is determined by reference to two or more interest rate bases will be the most recent Business Day which is at least two Business Days before the applicable Interest Reset Date for each interest rate for the applicable Floating Rate Note on which each interest rate basis is determinable.

Payment of Interest. Unless otherwise specified in a prospectus supplement or term sheet, interest is paid as follows:

•	for Notes with interest that resets daily, weekly or monthly, on the third Wednesday of each month;

•	for Notes with interest payable quarterly, on the third Wednesday of March, June, September and December of each year;

•	for Notes with interest payable semiannually, on the third Wednesday of each of the two months specified in the applicable prospectus supplement or term sheet;

•

for Notes with interest payable annually, on the third Wednesday of the month specified in the applicable prospectus supplement or term sheet (each of the above, with respect to Floating Rate Notes, an “Interest Payment Date”); and

•	at maturity, redemption or repayment.

Unless otherwise specified in the applicable prospectus supplement, interest on a Floating Rate Note will be payable beginning on the first Interest Payment Date after its issue date to holders of record at the close of business on each Regular Record Date, which is the fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date, unless the issue date falls after a Regular Record Date and on or prior to the related Interest Payment Date, in which case payment will be made to holders of record at the close of business on the Regular Record Date next preceding the second Interest Payment Date following the issue date. If an Interest Payment Date (but not the Maturity Date) is not a Business Day then the Interest Payment Date will be postponed to the next Business Day. However, in the case of LIBOR and EURIBOR Notes, if the next Business Day is in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of any Floating Rate Note is not a Business Day, principal of, premium, if any, and interest on that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date.

Accrued interest on a Floating Rate Note is calculated by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable interest rate bases applied. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or ..0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).

CD Rate Notes. The “CD Rate” for any Interest Determination Date is the rate on that date for negotiable U.S. dollar certificates of deposit having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15 prior to 3:00 p.m., New York City time, on the Calculation Date, for that Interest Determination Date under the heading “CDs (secondary market).” The “Index Maturity” is the period to maturity of the instrument or obligation with respect to which the related interest rate basis or formula will be calculated.

The following procedures will be followed if the CD Rate cannot be determined as described above:

•

If the above rate is not published in H.15 by 3:00 p.m., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity described in the prospectus supplement or term sheet as published in H.15, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “CDs (secondary market).”

•

If that rate is not published in H.15 or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 a.m., New York City time, on that Interest Determination Date, quoted by three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in New York City (which may include an agent or its affiliates) for negotiable U.S. dollar certificates of deposit of major United States money center banks with a remaining maturity closest to the Index Maturity in an amount that is representative for a single transaction in the market at that time described in the prospectus supplement or term sheet. The calculation agent will select the three dealers referred to above (after consultation with us).

•	If fewer than three dealers are quoting as mentioned above, the CD Rate will remain the CD Rate then in effect on that Interest Determination Date.

“H.15” means the daily statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

Commercial Paper Rate Notes. The “Commercial Paper Rate” for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15 prior to 3:00 p.m., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Commercial Paper—Nonfinancial.”

The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

•

If the above rate is not published in H.15 by 3:00 p.m., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet, as published in H.15, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Commercial Paper—Nonfinancial.”

•

If that rate is not published in H.15, or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of U.S. dollar commercial paper in New York City (which may include an agent or its affiliates) as of 11:00 a.m., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet placed for an industrial issuer whose bond rating is “Aa,” or the equivalent, from a nationally recognized statistical rating organization. The calculation agent will select the three dealers referred to above (after consultation with us).

•

If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

“Money Market Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield =	D x 360	x 100
360 – (D x M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the reset period for which interest is being calculated.

LIBOR Notes. The “LIBOR” for any Interest Determination Date is the rate for deposits in the LIBOR Currency having the Index Maturity specified in such prospectus supplement or term sheet as such rate is displayed on Reuters on page LIBOR01 (or any other page as may replace such page on such service for the purpose of displaying the London interbank rates of major banks for the designated LIBOR Currency) (“Reuters Page LIBOR01”) as of 11:00 a.m., London time, on such LIBOR Interest Determination Date.

The following procedure will be followed if LIBOR cannot be determined as described above and any additional provisions with respect to LIBOR or an alternative rate LIBOR will be set forth in a prospectus supplement:

•

The calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the agents) in the London interbank market, as selected by us to provide the calculation agent with its offered quotation for deposits in the designated LIBOR Currency for the period of the Index Maturity specified in the applicable prospectus supplement or term sheet, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean calculated by the calculation agent of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean calculated by the calculation agent of the rates quoted at approximately 11:00 a.m., in the applicable Principal Financial Center (as described above), on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the agents) in such Principal Financial Center selected by us for loans in the designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable prospectus supplement or term sheet and in a principal amount that is representative for a single transaction in the designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by us are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date shall be LIBOR in effect on such LIBOR Interest Determination Date.

“LIBOR Currency” means the currency specified in the applicable prospectus supplement or term sheet as to which LIBOR shall be calculated or, if no such currency is specified in the applicable prospectus supplement or term sheet, U.S. dollars.

EURIBOR Notes. The “EURIBOR” for any Interest Determination Date is the offered rate for deposits in euro having the Index Maturity specified in the applicable prospectus supplement or term sheet, beginning on the second TARGET Business Day after such EURIBOR Interest Determination Date, as that rate appears on Reuters Page EURIBOR 01 as of 11:00 a.m., Brussels time, on such EURIBOR Interest Determination Date.

The following procedure will be followed if EURIBOR cannot be determined as described above:

•

EURIBOR will be determined on the basis of the rates, at approximately 11:00 a.m., Brussels time, on such EURIBOR Interest Determination Date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by us: euro deposits having such EURIBOR Index Maturity, beginning on such EURIBOR Interest Reset Date, and in a representative amount. The calculation agent will request that the principal euro-zone office of each of these banks provide a quotation of its rate. If at least two quotations are provided, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean of the quotations.

•

If fewer than two quotations are provided as described above, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 a.m., Brussels time on that Interest Determination Date, by three major banks in the euro-zone selected by us: loans of euro having such EURIBOR Index Maturity, beginning on such EURIBOR Interest Reset Date, and in an amount that is representative of a single transaction in euro in that market at the time.

•

If fewer than three banks selected by us are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Federal Funds Rate Notes. The “Federal Funds Rate” will be calculated by reference to either the “Federal Funds (Effective) Rate,” the “Federal Funds Open Rate” or the “Federal Funds Target Rate,” as specified in the applicable prospectus supplement or term sheet. The Federal Funds Rate is the rate determined by the calculation agent, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a “Federal Funds Rate Interest Determination Date”), in accordance with the following provisions:

•

If Federal Funds (Effective) Rate is the specified Federal Funds Rate in the applicable prospectus supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate with respect to such date for United States dollar federal funds as published in H.15 opposite the caption “Federal funds (effective),” as such rate is displayed on Reuters on page FEDFUNDS1 (or any other page as may replace such page on such service) (“Reuters Page FEDFUNDS1”) under the heading “EFFECT,” or, if such rate is not so published by 3:00 p.m., New York City time, on the calculation date, the rate with respect to such Federal Funds Rate Interest Determination Date for United States dollar federal funds as published in H.15, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Federal funds (effective).”

•

The following procedure will be followed if “Federal Funds (Effective) Rate” is the specified Federal Funds Rate in the applicable prospectus supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate with respect to such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City (which may include the agents or their affiliates) selected by the calculation agent (after consultation with us), prior to 9:00 a.m., New York City time, on the Business Day following such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds

Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

•

If Federal Funds Open Rate is the specified Federal Funds Rate in the applicable prospectus supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate on such date under the heading “Federal Funds” for the relevant Index Maturity and opposite the caption “Open” as such rate is displayed on Reuters on page 5 (or any other page as may replace such page on such service) (“Reuters Page 5”), or, if such rate does not appear on Reuters Page 5 by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for the Federal Funds Rate Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg L.P. (“Bloomberg”), which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

•

The following procedure will be followed if “Federal Funds Open Rate” is the specified Federal Funds Rate in the applicable prospectus supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City (which may include the agents or their affiliates) selected by the calculation agent (after consultation with us) prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

•

If Federal Funds Target Rate is the specified Federal Funds Rate in the applicable prospectus supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate on such date as displayed on the FDTR Index page on Bloomberg. If such rate does not appear on the FDTR Index page on Bloomberg by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for such Federal Funds Rate Interest Determination Date will be the rate for that day appearing on Reuters Page USFFTARGET= (or any other page as may replace such page on such service) (“Reuters Page USFFTARGET=”).

•

The following procedure will be followed if “Federal Funds Target Rate” is the specified Federal Funds Rate in the applicable prospectus supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City (which may include the agents or their affiliates) selected by the calculation agent (after consultation with us) prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

Prime Rate Notes. The “Prime Rate” for any Interest Determination Date is the rate on that date, as published in H.15 by 3:00 p.m., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Bank Prime Loan” or, if not published by 3:00 p.m., New York City time, on the related Calculation Date, the rate on such Interest Determination Date as published in H.15, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Bank Prime Loan.”

The following procedures will be followed if the Prime Rate cannot be determined as described above:

•

If the rate is not published in H.15 or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters Screen designated as “US PRIME1 Page” as that bank’s prime rate or base lending rate in effect as of 11:00 a.m., New York City time on that Interest Determination Date.

•

If fewer than four rates appear on the Reuters Page USPRIME1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by three major banks, which may include an agent or its affiliates, in the City of New York selected by the calculation agent (after consultation with us).

•	If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the Interest Determination Date.

“Reuters Page USPRIME1” means the display on Reuters (or any successor service) on the “USPRIME1 Page” (or such other page as may replace the USPRIME1 Page on such service) for the purpose of displaying prime rates or base lending rates of major U.S. banks.

Treasury Rate Notes. The “Treasury Rate” for any Interest Determination Date is the rate from the auction of direct obligations of the United States (“Treasury bills”) having the Index Maturity specified in such prospectus supplement or term sheet under the caption “INVEST RATE” on the display on Reuters page USAUCTION10 (or any other page as may replace such page on such service) or page USAUCTION11 (or any other page as may replace such page on such service) or, if not so published at 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield (as defined below) of the rate for such treasury bills as published in H.15, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High.” If such rate is not so published in the related H.15 or another recognized source by 3:00 p.m., New York City time, on the related calculation date, the Treasury Rate on such Treasury Rate Interest Determination Date shall be the bond equivalent yield of the auction rate of such Treasury bills as announced by the United States Department of the Treasury. In the event that such auction rate is not so announced by the United States Department of the Treasury on such calculation date, or if no such auction is held, then the Treasury Rate on such Treasury Rate Interest Determination Date shall be the bond equivalent yield of the rate on such Treasury Rate Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable prospectus supplement or term sheet as published in H.15 under the caption “U.S. government securities/treasury bills/secondary market” or, if not yet published by 3:00 p.m., New York City time, on the related calculation date, the rate on such Treasury Rate Interest Determination Date of such treasury bills as published in H.15, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. government securities/treasury bills (secondary market).” If such rate is not yet published in H.15 or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the Treasury Rate on such Treasury Rate Interest Determination Date shall be calculated by the calculation agent and shall be the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Rate Interest Determination Date, of the three leading primary United States government securities dealers (which may include the agents or their affiliates) selected by the calculation agent (after consultation with us), for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable prospectus supplement or term sheet; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

The “bond equivalent yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

bond equivalent yield =	D x N	x 100
360 – (D x M)

where “D” refers to the applicable per annum rate for treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

CMT Rate Notes. The “CMT Rate” for any Interest Determination Date is as follows:

•

If “Reuters Page FRBCMT” is the specified CMT Reuters Page in the applicable prospectus supplement or term sheet, the CMT Rate on the CMT Rate Interest Determination Date shall be a percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet as set forth in H.15 under the caption “Treasury constant maturities,” as such yield is displayed on Reuters (or any successor service) on page FRBCMT (or any other page as may replace such page on such service) (“Reuters Page FRBCMT”) for such CMT Rate Interest Determination Date.

•

If such rate does not appear on Reuters Page FRBCMT, the CMT Rate on such CMT Rate Interest Determination Date shall be a percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet and for such CMT Rate Interest Determination Date as set forth in H.15 under the caption “Treasury constant maturities.”

•

If such rate does not appear in H.15, the CMT Rate on such CMT Rate Interest Determination Date shall be the rate for the period of the Index Maturity specified in the applicable prospectus supplement or term sheet as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate that would otherwise have been published in H.15.

•

If the Federal Reserve Board or the United States Department of the Treasury does not publish a yield on United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet for such CMT Rate Interest Determination Date, the CMT Rate on such CMT Rate Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date of three leading primary United States government securities dealers in New York City (which may include the agents or their affiliates) (each, a “reference dealer”) selected by the calculation agent (after consultation with us) from five such reference dealers selected by the calculation agent (after consultation with us) and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable prospectus supplement or term sheet, a remaining term to maturity no more than one year shorter than such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If fewer than three prices are provided as requested, the CMT Rate on such CMT Rate Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date of three reference dealers selected by the calculation agent (after consultation with us) from five such reference dealers selected by the calculation agent (after consultation with us) and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable prospectus supplement or term sheet, a remaining term to maturity closest to such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If two such United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable prospectus supplement or term sheet have remaining terms to maturity equally close to such Index Maturity, the quotes for the treasury security with the shorter original term to maturity will be used. If fewer than five but more than two such prices are provided as requested, the CMT Rate on such CMT Rate Interest Determination

Date shall be calculated by the calculation agent and shall be based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotations shall be eliminated; provided, however, that if fewer than three such prices are provided as requested, the CMT Rate determined as of such CMT Rate Interest Determination Date shall be the CMT Rate in effect on such CMT Rate Interest Determination Date.

•

If “Reuters Page FEDCMT” is the specified CMT Reuters Page in the applicable prospectus supplement or term sheet, the CMT Rate on the CMT Rate Interest Determination Date shall be a percentage equal to the one-week or one-month, as specified in the applicable prospectus supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet as set forth in H.15 opposite the caption “Treasury Constant Maturities,” as such yield is displayed on Reuters on page FEDCMT (or any other page as may replace such page on such service) (“Reuters Page FEDCMT”) for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT Rate Interest Determination Date falls.

•

If such rate does not appear on Reuters Page FEDCMT, the CMT Rate on such CMT Rate Interest Determination Date shall be a percentage equal to the one-week or one-month, as specified in the applicable prospectus supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet for the week or month, as applicable, preceding such CMT Rate Interest Determination Date as set forth in H.15 opposite the caption “Treasury Constant Maturities.”

•

If such rate does not appear in H.15, the CMT Rate on such CMT Rate Interest Determination Date shall be the one-week or one-month, as specified in the applicable prospectus supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT Rate Interest Determination Date falls.

•

If the Federal Reserve Bank of New York does not publish a one-week or one-month, as specified in the applicable prospectus supplement or term sheet, average yield on United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet for the applicable week or month, the CMT Rate on such CMT Rate Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date of three reference dealers selected by the calculation agent (after consultation with us) from five such reference dealers selected by the calculation agent (after consultation with us) and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable prospectus supplement or term sheet, a remaining term to maturity of no more than one year shorter than such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If fewer than five but more than two such prices are provided as requested, the CMT Rate on such CMT Rate Interest Determination Date shall be the rate on the CMT Rate Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotation shall be eliminated. If fewer than three prices are provided as requested, the CMT Rate on such CMT Rate Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date of three reference dealers selected by the calculation agent (after consultation with us) from five such reference dealers selected by the calculation agent (after consultation with us) and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity longer than the Index Maturity specified in the applicable prospectus supplement or term sheet, a remaining term to maturity closest to such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If two United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable prospectus supplement or term sheet have remaining terms to maturity equally close to such Index Maturity, the quotes for the Treasury security with the shorter original term to maturity will be used. If fewer than five but more than two such prices are provided as requested, the CMT Rate on such CMT Rate Interest Determination Date shall be the rate on the CMT Rate Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor lowest of such quotations shall be eliminated; provided, however, that if fewer than three such prices are provided as requested, the CMT Rate determined as of such CMT Rate Determination Date shall be the CMT Rate in effect on such CMT Rate Interest Determination Date.

Eleventh District Cost of Funds Rate Notes. The “Eleventh District Cost of Funds Rate” for any Interest Determination Date is the rate equal to the monthly weighted average cost of funds for the calendar month preceding the Interest Determination Date as displayed on Reuters Page COFI/ARMS (or any other page as may replace that specified page on that service) as of 11:00 a.m., San Francisco time, on the Calculation Date for that Interest Determination Date under the caption “11th District.”

The following procedures will be used if the Eleventh District Cost of Funds Rate cannot be determined as described above:

•

If the rate is not displayed on the relevant page as of 11:00 a.m., San Francisco time, on the Calculation Date, then the Eleventh District Cost of Funds Rate will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District, as announced by the Federal Home Loan Bank of San Francisco, as the cost of funds for the calendar month preceding the date of announcement.

•

If no announcement was made relating to the calendar month preceding the Interest Determination Date, the Eleventh District Cost of Funds Rate will remain the Eleventh District Cost of Funds Rate then in effect on the Interest Determination Date.

Indexed Notes

We may issue debt securities for which the amount of interest or principal that you will receive will not be known on your date of purchase. Interest or principal payments for these types of debt securities, which we call “Indexed Notes,” are determined by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or a composite or baskets of any or all of the above. Examples of indexed items that may be used include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese yen, or the price of a barrel of West Texas intermediate crude oil.

If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the Note’s face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the prospectus supplement or term sheet, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal income tax considerations.

Certain Covenants

General

The indenture contains certain covenants for the benefit of the holders of our debt securities, including, among other things, a covenant to maintain our corporate existence. In addition, the indenture contains the covenants described in the two succeeding subsections, which may not apply to any series of subordinated debt securities issued under the indenture. Capitalized terms used in the following summary have the meanings specified in the indenture, unless otherwise defined below.

Limitation on Liens and Other Encumbrances

We have agreed that neither we nor any Restricted Subsidiary (as defined below) will incur, issue, assume or guarantee any Indebtedness secured by any Lien (as defined below) upon any Principal Property (as defined below) or shares of capital stock or indebtedness of any Restricted Subsidiary without securing the debt securities equally and ratably with all other Indebtedness secured by the Lien. This covenant has exceptions, which permit:

(1)	Liens existing on the date of the indenture;

(2)	Liens existing on any Principal Property owned or leased by a corporation at the time it becomes a Restricted Subsidiary;

(3)

Liens existing on any Principal Property at the time of its acquisition by us or a Restricted Subsidiary, which Lien was not incurred in anticipation of such acquisition and was outstanding prior to such acquisition;

(4)

Liens to secure any Indebtedness incurred prior to, at the time of, or within 12 months after the acquisition of any Principal Property for the purpose of financing all or any part of the purchase price thereof and any Lien to the extent that it secures Indebtedness which is in excess of such purchase price and for the payment of which recourse may be had only against such Principal Property;

(5)

Liens to secure any Indebtedness incurred prior to, at the time of, or within 12 months after the completion of the construction and commencement of commercial operation, alteration, repair or improvement of any Principal Property for the purpose of financing all or any part of the cost thereof and any Lien to the extent that it secures Indebtedness which is in excess of that cost and for the payment of which recourse may be had only against the Principal Property;

(6)	Liens in favor of us or any of our Restricted Subsidiaries;

(7)

Liens in favor of the United States or any state or any other country, or any agency, instrumentality or political subdivision of any of the foregoing, to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract or statute, or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;

(8)

Liens imposed by law, such as mechanics’, workmen’s, repairmen’s, materialmen’s, carriers’, warehousemen’s, vendors’ or other similar Liens arising in the ordinary course of business, or federal, state or municipal government Liens arising out of contracts for the sale of products or services by us or any Restricted Subsidiary, or deposits or pledges to obtain the release of any of the foregoing;

(9)

Pledges or deposits under workmen’s compensation laws or similar legislation and Liens of judgments thereunder which are not currently dischargeable, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of money) or leases to which we or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of us or any Restricted Subsidiary, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States to secure surety, appeal or customs bonds to which we or any Restricted Subsidiary is a party, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(10)

Liens in connection with legal proceedings being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against us or any Restricted Subsidiary, which judgments or awards are being appealed, and Liens incurred for the purpose of obtaining a stay order or discharge during a legal proceeding to which we or any Restricted Subsidiary is a party;

(11)

Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

(12)

Liens consisting of easements, rights of way and restrictions on the use of real property, and defects in title, which do not (a) interfere materially with the use of the property covered thereby in the ordinary course of our or any Restricted Subsidiary’s business or (b) materially detract from the property’s value in our opinion; and

(13)

Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (2) through (12) above, so long as the principal amount of the Indebtedness secured thereby does not exceed the principal amount of Indebtedness so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of Indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and the Lien is limited to the same property subject to the Lien so extended, renewed or replaced, plus improvements on the property.

Notwithstanding the foregoing, we and any one or more of our Restricted Subsidiaries may issue, assume or guarantee Indebtedness secured by a Lien that would otherwise be subject to the foregoing restrictions if at the time of incurrence (the “Incurrence Time”), the amount equal to the sum of:

•	the aggregate amount of the Indebtedness, plus

•

all of our other Indebtedness and the Indebtedness of our Restricted Subsidiaries secured by a Lien that would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted to be secured under the foregoing restrictions), plus

•

the aggregate Attributable Debt (as defined below) determined as of the Incurrence Time of Sale and Leaseback Transactions (as defined below), other than Sale and Leaseback Transactions permitted as described under “—Restrictions on Sale and Leaseback Transactions” below entered into after the date of the indenture and in existence at the Incurrence Time, less

•	the aggregate amount of proceeds of such Sale and Leaseback Transactions that have been applied as described under “—Restrictions on Sale and Leaseback Transactions” below,

does not exceed 15% of our Consolidated Net Tangible Assets (as defined below).

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction and as of any particular time, the present value of the obligation of the lessee thereunder for net rental payments during the remaining term of such lease, including any extensions. The present value of the obligation of the lessee is discounted at the rate of interest implicit in the terms of the lease involved in the Sale and Leaseback Transaction, as determined in good faith by us. Net rental payments exclude any amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by the lessee, subject to monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

“Consolidated Net Tangible Assets” means the aggregate amount of assets after deducting the following:

(a)	applicable reserves and other properly deductible items;

(b)	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles; and

(c)

all current liabilities, as reflected in our latest consolidated balance sheet contained in our most recent annual report on Form 10-K or quarterly report on Form 10-Q filed pursuant to the Exchange Act prior to the time as of which “Consolidated Net Tangible Assets” will be determined.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(a)	the principal and premium (if any) in respect of indebtedness of such Person for borrowed money;

(b)

the principal and premium (if any) in respect of all obligations of such Person in the form of or evidenced by notes, debentures, bonds or other similar instruments, including obligations incurred in connection with its acquisition of property, assets or businesses;

(c)	capitalized lease obligations of such Person;

(d)	all obligations of such Person under letters of credit, bankers’ acceptances or similar facilities issued for its account;

(e)

all obligations of such Person issued or assumed in the form of a deferred purchase price of property or services, including master lease transactions pursuant to which such Person or its subsidiaries have agreed to be treated as owner of the subject property for federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(f)	all payment obligations of such Person under swaps and other hedging arrangements;

(g)	all obligations of such Person pursuant to its guarantee or assumption of certain of another entity’s obligations and all dividend obligations guaranteed or assumed by such Person;

(h)	all obligations to satisfy the expenses and fees of the trustee under the indenture;

(i)	all obligations pursuant to all amendments, modifications, renewals, extensions, refinancings, replacements and refundings by such Person of certain of the obligations described above; and

(j)	guarantees of any of the foregoing,

provided, however, that Indebtedness shall not include any indebtedness of a subsidiary to the Company or another subsidiary.

“Lien” means any mortgage, lien, pledge, charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), security interest or other encumbrance.

“Principal Property” means all real and tangible personal property owned or leased by the Company or any Restricted Subsidiary constituting a part of any manufacturing or processing plant or warehouse located within the United States, exclusive of (1) motor vehicles and other rolling stock, (2) office furnishings and equipment, and information and electronic data processing equipment, (3) any property financed through the issuance of tax-exempt industrial development bonds, (4) any real property held for development or sale, or (5) any property which in the opinion of our board of directors as evidenced by a resolution of the board of directors is not of material importance to the total business conducted by Albemarle and its Restricted Subsidiaries as an entirety.

“Restricted Subsidiary” means any of our subsidiaries (a) substantially all of whose property is located within the United States and (b) which owns a Principal Property or in which our investment exceeds 1% of the aggregate amount of assets included on our consolidated balance sheet as of the end of the last fiscal quarter for which financial information is available.

“Sale and Leaseback Transaction” means any arrangement involving any bank, insurance company, or other lender or investor (in each case that is not the Company or an affiliate of the Company) or to which any such lender or investor is a party that provides for the lease by us or one of our Restricted Subsidiaries for a period, including renewals, in excess of three years of any Principal Property which has been or is to be sold or transferred by us or any Restricted Subsidiary to the lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of the Principal Property.

Restrictions on Sale and Leaseback Transactions

We have agreed not to, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(1)

we or the Restricted Subsidiary would, at the time of entering into the arrangement, be entitled, without equally and ratably securing the debt securities of each series then outstanding, to incur, issue, assume or guarantee Indebtedness secured by a lien on the property, under the provisions described in clauses (2) through (13) under the caption “—Limitation on Liens and Other Encumbrances” above; or

(2)	we, within 180 days after the sale or transfer, apply to the retirement of our Funded Debt an amount equal to the greater of:

(a)	the net proceeds of the sale of the Principal Property sold and leased back in connection with the arrangement; or

(b)	the fair market value of the Principal Property so sold and leased back at the time of entering into such arrangement.

Notwithstanding the foregoing, we and our Restricted Subsidiaries, or any of us, may enter into a Sale and Leaseback Transaction that would otherwise be prohibited as set forth above, if either:

(1)

such transaction involves the transfer of property to a governmental body, authority or corporation, such as a development authority, and is entered into primarily for the purpose of obtaining economic incentives and does not involve a third-party lender or investor; or

(2)	at the time of and giving effect to the transaction, the amount equal to the sum of:

•	the aggregate amount of the Attributable Debt in respect of all Sale and Leaseback Transactions existing at the time that could not have been entered into except in reliance on this paragraph, plus

•	the aggregate amount of outstanding Indebtedness secured by Liens in reliance on the second paragraph of “—Limitation on Liens and Other Encumbrances”

does not at the time exceed 15% of our Consolidated Net Tangible Assets.

“Funded Debt” means: (a) all Indebtedness maturing one year or more from the date of its creation, (b) all Indebtedness directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of the instrument or agreement relating thereto, to a date one year or more from the date of its creation, and (c) all Indebtedness under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

Except for the limitations on Liens and other encumbrances and Sale and Leaseback Transactions described above, each of which may not apply to subordinated debt securities, and except as otherwise provided in a prospectus supplement, the indenture and the debt securities do not contain any covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction involving the Company.

Consolidation, Merger and Sale of Assets

We are generally permitted to consolidate or merge with another company. We are also permitted to sell or lease all or substantially all of our properties and assets to another company. However, we may not take any of these actions unless:

•

where we merge out of existence or sell or lease all or substantially all our assets, the other company must be a corporation organized and validly existing under the laws of a state of the United States or the District of Columbia or under federal law, and it must expressly assume all our obligations under the indenture and the debt securities;

•	immediately after giving effect to the merger, sale of assets or other transaction, no default or event of default exists;

•

if, as a result of such consolidation or merger, or such sale or lease of assets, our or any Restricted Subsidiary’s properties or assets would become subject to a Lien, then we and such Restricted Subsidiary must comply with the covenants in the indenture regarding Liens described above in “—Certain Covenants—Limitation on Liens and Other Encumbrances”; and

•	certain other conditions are satisfied.

For the purposes of this provision, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more subsidiaries of the Company, which properties and assets, if held by the Company instead of such subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The indenture’s provisions regarding our consolidation, merger and sale or lease of assets, as described above, include a phrase relating to the conveyance, transfer or lease of “all or substantially all” of our properties and assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the foregoing provisions in the case of a sale of such assets or properties may be uncertain.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities issued under the indenture.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without the approval of each holder affected thereby. Following is a list of those types of changes:

•	change the payment date of the principal or any installment of principal or interest on a debt security;

•	reduce any other amounts due on a debt security;

•	reduce the amount of principal due and payable upon acceleration of the maturity of a debt security (including the amount payable on an original issue discount debt security) following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to institute suit to enforce any payment of any amount due on your debt security;

•	impair any right that you may have to exchange or convert the debt security for or into other securities;

•	amend the subordination provisions of any series of subordinated debt securities or add subordination provisions to any series of senior debt securities;

•	reduce the percentage in aggregate principal amount of debt securities of any series whose consent is needed to modify or amend the indenture or any supplement thereto;

•

reduce the percentage in principal amount of debt securities whose consent is needed to waive our compliance with certain provisions of the indenture or any supplement thereto or to waive certain defaults; and

•

modify any other aspect of the provisions dealing with modification and waiver of the indenture or any supplement thereto, except to increase any applicable percentage of holders of debt securities required for modification or provide that provisions may not be modified except with the consent of each affected holder.

Changes Requiring a Majority Vote. The second type of change to the indenture or any supplement thereto and the debt securities is the kind that requires a vote in favor by holders of a majority of the outstanding debt securities affected by the change. Most other changes fall into this category, except for changes noted above as requiring the approval of the holders of each security affected thereby, and, as noted below, waivers and changes not requiring any approval.

We would need a vote by holders of senior debt securities owning a majority of the principal amount of all series affected by the waiver, to obtain a waiver of certain of the restrictive covenants, including the covenants described above under “—Certain Covenants—Limitation on Liens and Other Encumbrances” and “—Certain Covenants—Restrictions on Sale and Leaseback Transactions.” We also need holders of senior debt securities or subordinated debt securities owning a majority of the principal amount of the relevant affected series to obtain a waiver of any past default with respect to such series, except a payment default listed in the first or second category described below under “—Default and Related Matters—Events of Default—What Is an Event of Default?”

The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of one or more particular series of securities, or that modifies the rights of the holders of securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of securities of any other series.

Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would benefit or would not adversely affect holders of the debt securities.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•

for original issue discount debt securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known (for example, because it is based on an index) we will use a special rule for that debt security described in a prospectus supplement; and

•	for debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent determined as of a specified date.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption or if they have been fully defeased, as described under “Defeasance—Legal Defeasance.” Debt securities owned by us or any of our affiliates will also not be considered outstanding or eligible to vote.

If we determine to set a record date, we will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series that are entitled to vote or take other action under the indenture. In some circumstances, the trustee will be entitled to set a record date for action by holders. If the trustee sets a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by Persons who are holders of outstanding securities of that series on the record date and the action voted upon must be effective within 90 days following the record date.

Indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or the debt securities or request a waiver.

Satisfaction and Discharge

The following discussion of satisfaction and discharge provisions will be applicable to your series of debt securities unless the applicable prospectus supplement states that they will not apply to that series.

We can satisfy our obligations under our outstanding debt securities of any series and the indenture will cease to be of further effect (with limited exceptions) if we put in place the following arrangements for you to be repaid:

•

either (a) all debt securities of that series have been delivered to the trustee for cancellation or (b) for any debt securities of that series that have not been delivered to the trustee for cancellation, they have become due and payable, or they will become due and payable within one year, or they will be called for redemption within one year under arrangements satisfactory to the trustee, and in the case of (b), we have deposited, or caused to be deposited, in trust with the trustee for your benefit and the benefit of all other holders of that series of debt securities an amount of cash and U.S. government notes or bonds that will generate enough cash (without reinvestment) to make interest, principal, premium and any other payments on that series of debt securities on their due date;

•	we have paid or cause to be paid all other amounts payable by us under the indenture relating to that series of debt securities;

•

no default or event of default shall have occurred and be continuing on the date of the deposit or shall occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

•	we have deposited irrevocable instructions to the trustee to apply the deposited money toward the payment of that series of debt securities on their due date; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the conditions precedent for the satisfaction and discharge of the indenture with respect to that series of debt securities have been complied with.

Defeasance

The following discussion of legal defeasance and covenant defeasance provisions will be applicable to your series of debt securities unless the applicable prospectus supplement states that they will not apply to that series.

Legal Defeasance

If there is a change in federal income tax law, as described below, we can legally release ourselves from any payment or other obligations, with certain limited exceptions, on any series of debt securities, called legal defeasance, if we put in place the following arrangements for you to be repaid:

•

we must deposit, or cause to be deposited, in trust for your benefit and the benefit of all other holders of that series of debt securities an amount of cash and U.S. government notes or bonds that will generate enough cash (without reinvestment) to make interest, principal, premium and any other payments on that series of debt securities on their due date;

•	we must deliver to the trustee a legal opinion of our counsel that is based on and confirms the tax law change described below;

•

no event of default or event that with the passage of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing at the time of the deposit described above (other than resulting from the borrowing of funds to be applied to such deposit) or, with respect to an event of default described in the seventh bullet point under “Default and Related Matters—Events of Default—What Is an Event of Default?,” on the later of (1) the 91st day after the date of the deposit or (2) the day ending on the day following the expiration of the longest preference period under any bankruptcy law applicable to the Company in respect of such deposit;

•	such deposit and defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

•	we must comply with certain other conditions; and

•	in the case of the subordinated debt securities, the following requirements must also be met:

•

no event or condition may exist that, under the provisions applicable to such subordinated debt securities, would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

•

we must deliver to the trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of holders of senior indebtedness and (b) after the 90-day period referred to above, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds.

There must be a change in current federal income tax law or a U.S. Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities at maturity or redemption.

In the event of legal defeasance, you would have to rely solely on the trust holding the deposited cash and/or U.S. government notes or bonds for repayment of the debt securities. In addition, in the case of subordinated debt securities, the relevant subordination provisions would not apply. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance

Under current federal income tax law, we can make the same type of deposit described above under “—Defeasance—Legal Defeasance” and be released from some of the restrictive covenants in the debt securities. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having cash and/or U.S. government notes or bonds set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•

we must deposit, or cause to be deposited, in trust for your benefit and the benefit of all other holders of that series of debt securities an amount of cash and U.S. government notes or bonds that will generate enough cash (without reinvestment) to make interest, principal, premium and any other payments on that series of debt securities on their due date;

•

we must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities at maturity or redemption;

•

no event of default or event that with the passage of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing at the time of the deposit described above (other than resulting from the borrowing of funds to be applied to such deposit) or, with respect to an event of default described in the seventh bullet point under “Default and Related Matters—Events of Default—What Is an Event of Default?,” on the later of (1) the 91st day after the date of the deposit or (2) the day ending on the day following the expiration of the longest preference period under any bankruptcy law applicable to the Company in respect of such deposit;

•	such deposit and defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

•	we must comply with certain other conditions;

•	in the case of the subordinated debt securities, the following requirements must also be met:

•

no event or condition may exist that, under the provisions applicable to such subordinated debt securities, would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

•

we must deliver to the trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of holders of senior indebtedness and (b) after the 90-day period referred to above, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds.

If we accomplish covenant defeasance, the following provisions, among others, of the indenture and the debt securities would no longer apply:

•	our covenants previously described under “—Certain Covenants—Limitation on Liens and Other Encumbrances” and “—Certain Covenants—Restrictions on Sale and Leaseback Transactions;”

•	the condition regarding the treatment of Liens when we merge or engage in similar transactions as described under “—Certain Covenants—Consolidation, Merger and Sale of Assets;”

•	the events of default relating to breach of covenants, described under “—Default and Related Matters—Events of Default—What Is an Event of Default?;” and

•	any other covenants applicable to the series of debt securities and described in the prospectus supplement.

In addition, in the case of subordinated debt securities, the relevant subordination provisions would not apply if we accomplish covenant defeasance.

If we accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust. In fact, if one of the remaining events of default occurs, such as our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall in the trust.

Default and Related Matters

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term “event of default” means, with respect to any series of debt securities, any of the following:

•	we do not pay the principal of or any premium on a debt security of that series on its due date;

•	we do not pay interest on a debt security within 30 days of its due date;

•	we do not deposit money into a separate custodial account, known as a sinking fund, within 30 days of its due date, if we agree to maintain any such sinking fund;

•

we fail to perform or remain in breach of any covenant contained in the indenture for the benefit of the debt securities of that series or any other term of the indenture for 60 days after we receive a written notice of default stating we are in breach and requiring it to be remedied. The notice must be sent by either the trustee or holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the affected series;

•

default in the payment of principal when due or an acceleration of Indebtedness of us, or, if guarantees are issued, the guarantor, or any Significant Subsidiary, for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $100 million and such acceleration has not been rescinded or annulled or such Indebtedness repaid within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of all outstanding debt securities of that series; provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred;

•	we or any Significant Subsidiary files for, or consents to the filing of, bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default described in the prospectus supplement occurs.

“Significant Subsidiary” means any of our subsidiaries that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

Remedies if an Event of Default Occurs. If you are the holder of a subordinated debt security, all remedies available upon the occurrence of an event of default under the indenture will be subject to the restrictions on the subordinated debt securities described in the applicable prospectus supplement. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in aggregate principal amount of the outstanding debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount debt securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If, however, we or any Significant Subsidiary files for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, all of the debt securities of the affected series shall become immediately due and payable without any declaration of acceleration of maturity or any other action on the part of the trustee or the holders of the debt securities of the affected series. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration and its consequences if all events of default in respect of such series, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the indenture and certain other conditions are met. See “—Modification and Waiver.”

Reference is made to the prospectus supplement relating to any series of debt securities that are original issue discount debt securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount debt securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee protection satisfactory to the trustee from expenses and liability, called an indemnity. If such indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the debt securities of that series. The trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series of debt securities if the trustee in good faith considers it to be in the interest of holders to do so.

No holder of any debt securities may institute any action under the indenture unless:

•	such holder has given the trustee written notice of a continuing event of default with respect to the debt securities;

•

the holders of not less than 25% in aggregate principal amount of the debt securities of the relevant series then outstanding have made a written request to the trustee to institute proceedings in respect of such event of default;

•	such holder or holders have offered to the trustee indemnity satisfactory to it;

•	the trustee has failed to institute an action for 60 days thereafter; and

•	no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of debt securities of that series.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities issued under it, or else specifying any default or event of default and its status.

Notices

We and the trustee will send notices regarding the debt securities only to holders at their addresses as listed in the records of the security registrar.

Governing Law

The indenture and the debt securities are governed by, and construed in accordance with, the laws of the State of New York.

Legal Ownership

Global Securities

What Is a Global Security? A global security is a special type of indirectly held security, as described below under “—Indirect Holders.”

If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Unless otherwise stated in the applicable prospectus supplement, the debt securities of a series issued in the form of global securities will be deposited with The Depository Trust Company (“DTC”), which will act as depositary for the global securities.

Any Person wishing to own a debt security included in the global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether your series of debt securities will initially be issued only in the form of global securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a registered holder of debt securities and instead deal only with the depositary that holds the global security.

If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that generally:

•	you cannot get debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•

you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “—Indirect Holders;”

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•

the depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way; and

•

because the debt securities will trade in DTC’s Same-Day Funds Settlement System, when you buy or sell interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.

Special Situations When a Global Security Will Be Exchanged For Physical Certificates. In a few special situations described below, interests in the global security will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or indirectly will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder. The rights of direct and indirect holders in the debt securities are described below under “—Direct Holders” and “—Indirect Holders.”

The special situations when a global security may be exchanged for physical certificates are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and no successor depositary has been appointed within 90 days after this notice;

•

when we notify the trustee that we wish to exchange physical certificates for the global security, provided that we understand that under current industry practices, DTC would notify its participants of this determination, but would only withdraw beneficial interests from a global security at the request of participants; or

•	when an event of default on the debt securities has occurred and has not been cured.

Defaults are discussed above under “—Default and Related Matters.”

The prospectus supplement may also list additional situations when a global security may be exchanged for physical certificates that would apply only to the particular series of debt securities covered by that prospectus supplement. When physical certificates are to be exchanged for a global security, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders of the physical certificates.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, are only to Persons or entities who are the direct holders of debt securities (i.e., those who are registered as holders of debt securities). As noted below, we do not have obligations to you if you hold through indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described above. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will not be recognized by us as legal holders of debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

DESCRIPTION OF DEBT WARRANTS

We may issue (either separately or together with other offered securities) debt warrants to purchase underlying debt securities issued by us (“offered debt warrants”). We will issue the debt warrants under warrant agreements (each a “debt warrant agreement”) to be entered into between us and a bank or trust company, as warrant agent (the “debt warrant agent”), identified in the prospectus supplement or term sheet. In this “Description of Debt Warrants” section, references to “Albemarle,” “the Company,” “we,” “our” or “us” are only to Albemarle Corporation and not its subsidiaries.

Because this section is a summary, it does not describe every aspect of the debt warrants and the debt warrant agreement. We urge you to read the debt warrant agreement because it, and not this description, defines your rights as a holder of debt warrants. We will file the form of debt warrant agreement with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy of the debt warrant agreement.

General

You should read the prospectus supplement or term sheet for the material terms of the offered debt warrants, including the following:

•	The title and aggregate number of the debt warrants.

•	The title, rank, aggregate principal amount and terms of the underlying debt securities purchasable upon exercise of the debt warrants.

•

The principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant, and the price or the manner of determining the price at which this principal amount may be purchased upon exercise.

•	The time or times at which, or the period or periods during which, the debt warrants may be exercised and the expiration date of the debt warrants.

•	Any optional redemption terms.

•	Whether certificates evidencing the debt warrants will be issued in registered or bearer form and, if registered, where they may be transferred and exchanged.

•	Whether the debt warrants are to be issued with any debt securities or any other securities and, if so, the amount and terms of these debt securities or other securities.

•	The date, if any, on and after which the debt warrants and these debt securities or other securities will be separately transferable.

•	Any other material terms of the debt warrants.

The prospectus supplement or term sheet will also contain a discussion of the United States federal income tax considerations relevant to the offering.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. No service charge will be imposed for any permitted transfer or exchange of debt warrant certificates, but we may require payment of any tax or other governmental charge payable in connection therewith. Debt warrants may be exercised and exchanged and debt warrants in registered form may be presented for registration of transfer at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement or term sheet.

Exercise of Debt Warrants

Each offered debt warrant will entitle the holder thereof to purchase the amount of underlying debt securities at the exercise price set forth in, or calculable from, the prospectus supplement or term sheet relating to the offered debt warrants. After the close of business on the expiration date, unexercised debt warrants will be void.

Debt warrants may be exercised by payment to the debt warrant agent of the applicable exercise price and by delivery to the debt warrant agent of the related debt warrant certificate, properly completed. Debt warrants will be deemed to have been exercised upon receipt of the exercise price and the debt warrant certificate or certificates.

Upon receipt of this payment and the properly completed debt warrant certificates, we will, as soon as practicable, deliver the amount of underlying debt securities purchased upon exercise.

If fewer than all of the debt warrants represented by any debt warrant certificate are exercised, a new debt warrant certificate will be issued for the unexercised debt warrants. The holder of a debt warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of underlying debt securities purchased upon exercise.

Modifications

There are three types of changes we can make to a debt warrant agreement and the debt warrants issued thereunder.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt warrants without your specific approval. Those types of changes include modifications and amendments that:

•	accelerate the expiration date;

•	reduce the number of outstanding debt warrants, the consent of the holders of which is required for a modification or amendment; or

•	otherwise materially and adversely affect the rights of the holders of the debt warrants.

Changes Not Requiring Approval. The second type of change does not require any vote by holders of the debt warrants. This type of change is limited to clarifications and other changes that would not materially adversely affect the interests of holders of the debt warrants.

Changes Requiring a Majority Vote. Any other change to the debt warrant agreement and the debt warrants requires a vote in favor by holders of a majority in number of the then outstanding unexercised debt warrants affected thereby. Most changes fall into this category.

No Rights as Holders of Underlying Debt Securities

Before the warrants are exercised, holders of the debt warrants are not entitled to payments of principal, premium or interest, if any, on the related underlying debt securities or to exercise any rights whatsoever as holders of the underlying debt securities.

DESCRIPTION OF COMMON WARRANTS

We may issue (either separately or together with other offered securities) common warrants. We will issue the common warrants under warrant agreements (each, a “common warrant agreement”) to be entered into between us and a bank or trust company, as warrant agent (the “common warrant agent”), identified in the prospectus supplement or term sheet. In this “Description of Common Warrants” section, references to “Albemarle,” “the Company,” “we,” “our” or “us” are only to Albemarle Corporation and not its subsidiaries.

Because this section is a summary, it does not describe every aspect of the common warrants and common warrant agreement.

General

You should read the prospectus supplement or term sheet for the material terms of the offered common warrants, including the following:

•	The title and aggregate number of the common warrants.

•

The number of shares of common stock that may be purchased upon exercise of each common warrant; the price, or the manner of determining the price, at which the shares may be purchased upon exercise; if other than cash, the property and manner in which the exercise price may be paid; and any minimum number of common warrants that must be exercised at any one time.

•	The time or times at which, or period or periods in which, the common warrants may be exercised and the expiration date of the common warrants.

•	Any optional redemption terms.

•	The terms of any right that we may have to accelerate the exercise of the common warrants upon the occurrence of certain events.

•	Whether the common warrants will be sold with any other offered securities and, if so, the amount and terms of these other securities.

•	The date, if any, on and after which the common warrants and any other offered securities will be separately transferable.

•	Any other terms of the common warrants.

The prospectus supplement or term sheet will also contain a discussion of the United States federal income tax considerations relevant to the offering.

Certificates representing common warrants will be exchangeable for new common warrant certificates of different denominations. We will not impose a service charge for any permitted transfer or exchange of common warrant certificates, but we may require payment of any tax or other governmental charge payable in connection therewith. Common warrants may be exercised at the corporate trust office of the common warrant agent or any other office indicated in the prospectus supplement or term sheet.

Exercise of Common Warrants

Each offered common warrant will entitle the holder thereof to purchase the number of shares of common stock at the exercise price set forth in, or calculable from, the prospectus supplement or term sheet relating to the common warrants. After the close of business on the applicable expiration date, unexercised common warrants will be void.

Common warrants may be exercised by payment to the common warrant agent of the exercise price and by delivery to the common warrant agent of the related common warrant certificate, with the reverse side thereof properly completed. Common warrants will be deemed to have been exercised upon receipt of the exercise price and the common warrant certificate or certificates. Upon receipt of the payment and the properly completed common warrant certificates, we will, as soon as practicable, deliver the shares of common stock purchased upon the exercise.

If fewer than all of the common warrants represented by any common warrant certificate are exercised, a new common warrant certificate will be issued for the unexercised offered common warrants. The holder of an offered common warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of common stock purchased upon exercise.

Modifications

There are three types of changes we can make to a common warrant agreement and the common warrants issued thereunder.

Changes Requiring Your Approval. First, there are changes that cannot be made to your common warrants without your specific approval. Those types of changes include modifications and amendments that:

•	accelerate the expiration date;

•	reduce the number of outstanding common warrants, the consent of the holders of which is required for a modification or amendment; or

•	otherwise materially and adversely affect the rights of the holders of the common warrants.

Changes Not Requiring Approval. The second type of change does not require any vote by holders of the common warrants. This type of change is limited to clarifications and other changes that would not materially adversely affect the interests of the holders of the common warrants.

Changes Requiring a Majority Vote. Any other change to the common warrant agreement requires a vote in favor by holders of not fewer than a majority in number of the then outstanding unexercised common warrants affected thereby. Most changes fall into this category.

Common Warrant Adjustments

The terms and conditions on which the exercise price of and/or the number of shares of common stock covered by a common warrant are subject to adjustment will be set forth in the common warrant agreement and the prospectus supplement or term sheet. The terms will include provisions for adjusting the exercise price and/or the number of shares of common stock covered by the common warrant; the events requiring the adjustment; the events upon which we may, in lieu of making the adjustment, make proper provisions so that the holder of a common warrant, upon exercise thereof, would be treated as if the holder had exercised the common warrant prior to the occurrence of the events; and provisions affecting exercise in the event of certain events affecting the common stock.

No Rights as Shareholders

Holders of common warrants are not entitled, by virtue of being holders, to receive dividends or to vote, consent or receive notice as our shareholders in respect of any meeting of shareholders for the election of our directors or for any other matter, or exercise any other rights whatsoever as our shareholders.

DESCRIPTION OF UNITS

Albemarle Corporation may issue units that will represent an interest in one or more debt securities, preferred stock, common stock, debt warrants, common warrants as well as debt or equity securities of third parties, in any combination, which may or may not be separable from one another. Each unit will be issued under a unit agreement or indenture. Albemarle Corporation will set forth in the applicable prospectus supplement a description of any units issued by it that may be offered pursuant to this prospectus.

SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY DEBT SECURITIES

General

Unless otherwise indicated in the applicable prospectus supplement or term sheet, the debt securities will be denominated in U.S. dollars, payments of principal of, premium, if any, and interest on the debt securities will be made in U.S. dollars and payment of the purchase price of the debt securities must be made in immediately available funds. If any of the debt securities (“Foreign Currency Debt Securities”) are to be denominated or payable in a currency (a “specified currency”) other than U.S. dollars, the following provisions will apply in addition to, and to the extent inconsistent therewith will replace, the description of general terms and provisions of debt securities set forth elsewhere in this prospectus. In this “Special Provisions Relating to Foreign Currency Debt Securities” section, references to “Albemarle,” “the Company,” “we,” “our” or “us” are only to Albemarle Corporation and not its subsidiaries.

A prospectus supplement or term sheet with respect to any Foreign Currency Debt Security (which may include information with respect to applicable current foreign exchange controls) is a part of this prospectus and prospectus supplement or term sheet. Any information concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Currencies

We may offer Foreign Currency Debt Securities denominated and/or payable in a specified currency or specified currencies. Unless otherwise indicated in the applicable prospectus supplement or term sheet, purchasers are required to pay for Foreign Currency Debt Securities in the specified currency. At the present time, there are limited facilities in the United States for conversion of U.S. dollars into specified currencies and vice versa, and banks may elect not to offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested on or prior to the fifth Business Day preceding the date of delivery of the Foreign Currency Debt Securities, or by such other day as determined by the agent who presents such offer to purchase Foreign Currency Debt Securities to us, such agent may be prepared to arrange for the conversion of U.S. dollars into the specified currency set forth in the applicable prospectus supplement or term sheet to enable the purchasers to pay for the Foreign Currency Debt Securities. Each such conversion will be made by the agents on such terms and subject to such conditions, limitations and charges as the agents may from time to time establish in accordance with their regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Foreign Currency Debt Securities.

Information about the specified currency in which a particular Foreign Currency Debt Security is denominated and/or payable, including historical exchange rates and a description of the currency and any exchange controls, will be set forth in the applicable prospectus supplement or term sheet.

Payment of Principal and Interest

The principal of, premium, if any, and interest on Foreign Currency Debt Securities are payable by us in the specified currency. Currently, banks do not generally offer non-U.S. dollar-denominated account facilities in their offices in the United States, although they are permitted to do so. Accordingly, a holder of Foreign Currency Debt Securities will be paid in U.S. dollars converted from the specified currency unless the holder is entitled to elect, and does elect, to be paid in the specified currency, or as otherwise specified in the applicable prospectus supplement or term sheet.

Any U.S. dollar amount to be received by a holder of a Foreign Currency Debt Security will be based on the highest bid quotation in The City of New York received by an agent for us specified in the applicable prospectus supplement or term sheet (the “Exchange Rate Agent”) at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by us for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on the payment date in the aggregate amount of the specified currency payable to all holders of Foreign Currency Debt Securities scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three bid quotations are not available, payments will be made in the specified currency. All currency exchange costs will be borne by the holder of the Foreign Currency Debt Security by deductions from such payments.

Unless otherwise indicated in the applicable prospectus supplement or term sheet, a holder of Foreign Currency Debt Securities may elect to receive payment of the principal of, and premium, if any, and interest on the Foreign Currency Debt Securities in the specified currency by transmitting a written request for such payment to the corporate trust office of the trustee in The City of New York on or prior to the regular record date or at least fifteen calendar days prior to Maturity Date, as the case may be. This request may be in writing (mailed or hand delivered) or sent by cable, telex or other form of facsimile transmission. A holder of a Foreign Currency Debt Security may elect to receive payment in the specified currency for all principal, premium, if any, and interest payments and need not file a separate election for each payment. This election will remain in effect until revoked by written notice to the trustee, but written notice of any revocation must be received by the trustee on or prior to the regular record date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of Foreign Currency Debt Securities whose debt securities are to be held in the name of a broker or nominee should contact their brokers or nominees to determine whether and how an election to receive payments in the specified currency may be made.

Unless otherwise specified in the applicable prospectus supplement or term sheet, if the specified currency is other than U.S. dollars, a beneficial owner of the related global security who elects to receive payments of principal, premium, if any, and/or interest, if any, in the specified currency must notify its participant through which it owns its beneficial interest on or prior to the applicable record date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of such beneficial owner’s election. The participant must notify the depositary of such election on or prior to the third Business Day after such record date or at least 12 calendar days prior to the Maturity Date, as the case may be, and the depositary will notify the trustee of such election on or prior to the fifth Business Day after such record date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the participant from the beneficial owner and forwarded by the participant to the depositary, and by the depositary to the trustee, on or prior to such dates, then the beneficial owner will receive payments in the specified currency. See “Description of Debt Securities—Legal Ownership.”

Principal and interest on Foreign Currency Debt Securities paid in U.S. dollars will be paid in the manner specified in the accompanying prospectus supplement or term sheet and this prospectus with respect to debt securities denominated in U.S. dollars. Interest on Foreign Currency Debt Securities paid in the specified currency will be paid by us in immediately available funds or paid by check mailed on an Interest Payment Date other than a Maturity Date to the persons entitled thereto to the addresses of such holders as they appear in the security register or, at our option, by wire transfer to a bank account maintained by the holder in the country of the specified currency. The principal of, premium, if any, and interest on Foreign Currency Debt Securities, together with interest accrued and unpaid thereon, due on the Maturity Date will be paid, in the specified currency in immediately available funds upon surrender of such debt securities at the corporate trust office of the trustee in The City of New York, or, at our option, by wire transfer to such bank account of immediately available funds to an account with a bank designated at least 15 calendar days prior to the Maturity Date by the applicable registered holder, provided the particular bank has appropriate facilities to make these payments and the particular Foreign Currency Debt Security is presented and surrendered at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, in time for the trustee to make these payments in accordance with its normal procedures.

Payment Currency

If a specified currency is not available for the payment of principal, premium or interest with respect to a Foreign Currency Debt Security due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to holders of Foreign Currency Debt Securities by making such payment in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers of the specified currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York (the “Market Exchange Rate”) as computed by the Exchange Rate Agent on the second Business Day prior to such payment or, if not then available, on the basis of the most recently available Market Exchange Rate or as otherwise indicated in an applicable prospectus supplement or term sheet. Any payment made under these circumstances in U.S. dollars where the required payment is in a specified currency will not constitute a default under the Indenture with respect to the Debt Securities.

All determinations referred to above made by the Exchange Rate Agent will be at its sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the Foreign Currency Debt Securities.

AS INDICATED ABOVE, AN INVESTMENT IN FOREIGN CURRENCY DEBT SECURITIES INVOLVES SUBSTANTIAL RISKS, AND THE EXTENT AND NATURE OF SUCH RISKS CHANGE CONTINUOUSLY. AS WITH ANY INVESTMENT IN A SECURITY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED IN AN INVESTMENT IN FOREIGN CURRENCY DEBT SECURITIES. SUCH DEBT SECURITIES ARE NOT AN APPROPRIATE INVESTMENT FOR PROSPECTIVE PURCHASERS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY MATTERS.

PLAN OF DISTRIBUTION

We may sell the offered securities:

•	through agents;

•	to or through underwriters or dealers;

•	directly to other purchasers; or

•	through a combination of any of these methods of sale.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation and any securities exchanges on which the securities are listed will be described in the applicable prospectus supplement or term sheet.

We (directly or through agents) may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In order to facilitate the offering of the debt securities, the underwriters or agents may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities and our common stock. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of debt securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ or agents’ option to purchase additional debt securities from us in the offering. The underwriters or agents may close out any covered short position by either exercising the option to purchase additional debt securities or purchasing debt securities in the open market. In determining the source of debt securities to close out the covered short position, the underwriters or agents will consider, among other things, the price of debt securities available for purchase in the open market as compared to the price at which they may purchase debt securities through the option. “Naked” short sales are sales in excess of the option. The underwriters or agents must close out any naked short position by purchasing debt securities in open market. A naked short position is more likely to be created if the underwriters or agents are concerned that there may be a downward pressure on the price of the debt securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of the debt securities made by the underwriters or agents in the open market prior to the completion of the offering. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters or agents are not required to engage in these activities, and may end any of these activities at any time.

In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

If so indicated in the prospectus supplement or term sheet relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement or term sheet, and the prospectus supplement or term sheet will set forth the commission payable for solicitation of these contracts.

In connection with the distribution of the offered securities or otherwise, we may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us. We may also sell offered securities short and deliver the securities offered by this prospectus to close out our short positions. We may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We may also from time to time pledge our offered securities pursuant to the margin provisions of our customer agreements with our brokers. Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

Unless otherwise indicated in your prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

LEGAL MATTERS

The validity of the securities offered hereby and certain other legal matters will be passed upon for us by Shearman & Sterling LLP, New York, New York, and/or Hunton Andrews Kurth LLP, Richmond, Virginia.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$1,300,000,000

Albemarle Corporation

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

Book-Running Managers

J.P. Morgan			BofA Securities
HSBC	Mizuho Securities	MUFG	SMBC Nikko

, 2021